The information in this preliminary prospectus supplement is not complete and may be changed.  This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5) File No. 333-132890
SUBJECT TO COMPLETION, DATED MAY 15, 2006

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 26, 2006)

10,509,740 Shares

Common Stock
$        per share

___________________

We are selling 10,000,000 shares of our common stock and the selling stockholders listed under “Selling Stockholders” in this prospectus supplement are selling 509,740 shares of our common stock in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “NRF.”  The last reported sale price of our common stock on the New York Stock Exchange on May 10, 2006 was $11.65 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement, page 3 of the accompanying prospectus and page 22 of our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of risks relevant to an investment in our common stock.

There are restrictions on ownership of the common shares intended to preserve NorthStar Realty Finance Corp.’s status as a real estate investment trust for federal income tax purposes. See “Description of Common Stock and Preferred Stock – Transfer Restrictions” beginning on page 36 of the accompanying prospectus for information about these restrictions.

___________________

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to NorthStar (before expenses)	$	$
Proceeds to selling stockholders (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to 1,576,461 additional shares of our common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about May    , 2006.

___________________

Joint Book-Running Managers

Citigroup	Lehman Brothers

___________________

Banc of America Securities LLC	Friedman Billings Ramsey	JMP Securities
May , 2006

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are not guarantees of performance. They are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our financial condition, operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of real estate investment trusts, or REITs), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus supplement or, if applicable, the date of the information incorporated herein by reference, as the case may be. The factors set forth in “Risk Factors” and other factors noted throughout this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus supplement to conform these statements to actual results.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. You should read carefully this entire prospectus supplement and the accompanying prospectus including the risks set forth under the caption “Risk Factors” in this prospectus supplement, the risks set forth under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in the accompanying prospectus, and the risks set forth under the caption “Risk Factors” beginning on page 3 of the accompanying prospectus, as well as the historical consolidated and combined financial statements and the related notes included in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus supplement and the accompanying prospectus to:

•

“we,” “us,” “our,” “the Company”  or similar references means NorthStar Realty Finance Corp. and its subsidiaries;

•

“our operating partnership” means “NorthStar Realty Finance Limited Partnership;”

•

“NorthStar Capital” means NorthStar Capital Investment Corp. and its majority-owned subsidiaries; and

•

“NorthStar Partnership” means NorthStar Partnership, L.P., the operating partnership of NorthStar Capital.

Our Company

We are an internally-managed real estate finance company that originates and acquires real estate debt, real estate securities and net lease properties. We conduct our operations so as to qualify as a real estate investment trust, or a REIT, for federal income tax purposes. We invest in those areas of commercial real estate finance that enable us to leverage our real estate investment expertise, utilize our broad capital markets knowledge, and capitalize on our ability to employ innovative financing structures.

We are focused on three core businesses:

Real Estate Debt:  We originate, acquire and structure senior and subordinate debt investments secured primarily by income-producing real estate properties.

Real Estate Securities:  We invest in commercial real estate debt securities, including commercial mortgage-backed securities, or CMBS, REIT unsecured debt, and credit tenant loans.

Net Lease Properties:  We acquire properties that are primarily net leased to corporate tenants.

We believe that these businesses are complementary to each other due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitizations to finance assets and enhance returns. We seek to match fund our real estate securities and real estate debt investments, primarily by issuing collateralized debt obligations, or CDOs. CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of securities. We allocate capital to these businesses in such a way as to diversify our credit risk and optimize our returns. Our primary objectives are to produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders.

Our Competitive Strengths

Experienced Management Team. We have an experienced management team, led by David T. Hamamoto, our chief executive officer. Our senior executives have significant real estate investment and finance experience. We believe that the relationships that our management team has developed allow us to access investment opportunities where competition is limited.

Proven Real Estate Credit Expertise. We apply fundamental real estate underwriting capabilities to complex capital markets transactions. We believe that this approach produces superior risk-adjusted returns when investing in and financing real estate securities and investments. Since our management team implemented this investment strategy at NorthStar Capital in 2003, it has completed six real estate CDOs through which more than $2.6 billion of collateralized debt securities have been sold in the capital markets. Several classes of CDO I and CDO II debt have been upgraded by at least one of the rating agencies. To date, we have had no losses and none of the underlying securities in any of our CDOs are delinquent.

Current Cash Flow Returns. We expect to generate attractive returns by maximizing current cash flow from our investments that can be distributed to our stockholders.

Stable Risk-Adjusted Returns. The majority of our investments have long-term, contractual cash flows that can be funded with debt of similar maturities. We believe our ability to match the term of our cash flows with the term of our financing allows us to generate stable risk-adjusted returns across our core businesses.

Complementary Businesses. Our core businesses are complementary to each other due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitizations to finance assets and enhance returns.

Diversified Investments. Each of our businesses has discrete credit characteristics, cash flow terms and financing sources. We believe this diversity will allow us to continually allocate capital to the most attractive sectors, thereby enabling us to optimize returns on our investments.

Our Business Strategy

Our primary objectives are to make real estate-related investments that produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders. Our strategy is to target sectors that combine characteristics of both real estate and fixed income investments. We believe that we derive a competitive advantage from the combination of our real estate and capital markets expertise, which enables us to manage credit risk across all three business lines as well as to structure and finance our assets efficiently.

We believe that our complementary core businesses provide us with the following synergies that enhance our competitive position:

Sourcing Investments. CMBS, real estate debt and net leased properties are often sourced from the same originators. We can offer a single source of financing by purchasing or originating a rated senior interest for our real estate securities portfolio and an unrated junior interest for our real estate debt portfolio.

Credit Analysis. Real estate debt interests are usually marketed to investors prior to the issuance of CMBS backed by rated senior interests secured by the same property. By participating in both sectors, we can utilize our underwriting resources more efficiently and enhance our ability to underwrite the securitized debt.

CDO Financing. Our experience and reputation as a CDO manager gives us access to low cost, match funded financing for all of our real estate securities and real estate debt investments.

Capital Allocation. Through our participation in these three businesses, we benefit from market information that enables us to make more informed decisions with regard to the relative valuation of financial assets and capital allocation.

Summary Selected Historical Consolidated and Combined Financial Data

Our predecessor is an aggregation, on a combined and uncombined basis, of the entities through which NorthStar Capital owned and operated its subordinate real estate debt, real estate securities and net lease properties businesses and was not a separate legal operating entity. The ultimate owners of these entities were NorthStar Capital and certain others who had minority ownership interests in these entities. NorthStar Partnership, the operating partnership of NorthStar Capital, was the managing member with day-to-day operational responsibility of the entities controlled by NorthStar Capital that are combined in our predecessor’s historical financial statements. Where our predecessor had a non-controlling interest in any of the entities that comprised our predecessor, such entities are presented as part of our predecessor on an uncombined basis. The summary selected combined historical financial information presented for the period January 1, 2004 to October 28, 2004 and for the years ended December 31, 2003, 2002, and 2001 relates to the operations of our predecessor. The summary selected combined historical financial information presented for the years ended December 31, 2003, 2002 and 2001 has been derived from the audited combined statements of operations of our predecessor. The summary selected historical consolidated information presented for the period October 29, 2004 to December 31, 2004 relates to our operations and has been derived from our audited consolidated statement of operations included in our Annual Report on Form 10-K for the year ended December 31, 2005. The summary selected historical consolidated information presented for the year ended December 31, 2005 has been derived from our audited consolidated statement of operations included in our Annual Report on Form 10-K for the year ended December 31, 2005. The summary selected historical consolidated information for the three months ended March 31, 2006 and 2005 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2006. The results of operations for the three months ended March 31, 2006, are not necessarily indicative of the operating results for the full year.

Our consolidated financial statements include our majority-owned subsidiaries which we control. Where we have a non-controlling interest, such entity is reflected on an unconsolidated basis.

The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the combined financial statements of our predecessor and the respective related notes, each included in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, which are incorporated by reference into the accompanying prospectus.

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	The Company (consolidated)		The Predecessor (combined)
			Year Ended December 31, 2005	Period October 29, 2004 to December 31, 2004	Period January 1, 2004 to October 28, 2004	Year Ended December 31,
						2003	2002	2001
	(unaudited)	(unaudited)	(Amounts in thousands, except per share data)
Statements of Operations Data:
Revenues and other income:
Interest income	$18,991	$6,740	$40,043	$3,990	$31	$—	$—	$—
Interest income — related parties	2,927	1,228	8,374	727	1,828	502	—	—
Rental and escalation income	6,433	1,920	11,403	510	—	—	—	—
Advisory and management fee income	11	51	112	38	185	64	—	—
Advisory and management fee income — related parties	1,503	943	4,813	665	2,437	1,026	8	—
Other revenue	1,905	—	352	—	—	—	—	—
Total revenues	31,770	10,882	65,097	5,930	4,481	1,592	8	—
Expenses:
Interest expense	14,332	5,656	32,568	3,352	285	—	—	—
Real estate properties — operating expenses	1,467	363	1,911	100	—	—	—	—
Management fees — related party	—	—	62	85	—	—	—	—
General and administrative:
Direct:
Salaries and other compensation	2,263	1,261	5,490	797	953	1,289	206	—
Shared services — related party	—	342	1,145	231	—	—	—	—
Equity based compensation	1,713	800	5,847	2,991	—	—	—	—
Insurance	255	213	916	148	—	—	—	—
Auditing and professional fees	1,650	1,437	3,634	790	—	—	—	—
Formation and organization costs	—	—	—	517	—	—	—	—
Other general and administrative	1,181	421	2,036	378	181	203	27	—

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	The Company (consolidated)		The Predecessor (combined)
			Year Ended December 31, 2005	Period October 29, 2004 to December 31, 2004	Period January 1, 2004 to October 28, 2004	Year Ended December 31,
						2003	2002	2001
	(unaudited)	(unaudited)	(Amounts in thousands, except per share data)
Allocated:
Salaries and other compensation	—	—	—	—	3,060	2,146	806	187
Insurance	—	—	—	—	318	252	10	5
Other general and administrative	—	—	—	—	925	1,098	135	45
Total general and administrative	7,062	4,474	19,068	5,852	5,437	4,988	1,184	237
Depreciation and amortization	2,495	705	4,352	190	—	—	—	—
Total expenses	25,356	11,198	57,961	9,579	5,722	4,988	1,184	237
Income (loss) from operations	6,414	(316)	7,136	(3,649)	(1,241)	(3,396)	(1,176,000)	(237)
Equity in earnings (loss) of unconsolidated ventures	92	46	226	83	1,520	2,048	1,369	1,146
Other gains and losses:
Unrealized gain on investments and other	2,315	1,047	867	200	279	1,219	—	—
Realized gain on investments and other	—	587	2,160	293	636	1,866	—	—
Income (loss) before minority interest and discontinued operations	8,821	1,364	10,389	(3,073)	1,194	1,737	193	909
Minority interest	(1,398)	(281)	(2,116)	(632)	—	—	—	—
Income from continuing operations before discontinued operations	7,423	1,083	$8,273	$(2,441)	$1,194	$1,737	$193	$909
Income (loss) from discontinued operations, net of minority interest	31	(28)	547	2	—	—	—	—
Gain on sale from discontinued operations, net of minority interest	133	—	28,852	—	—	—	—	—
Gain on sale of joint venture interest, net of minority interest	279	—	—	—	—	—	—	—
Net income (loss)	$7,866	$1,055	$37,672	$(2,439)	$1,194	$1,737	$193	$909
Net income (loss) per share from continuing operations (basic/diluted)	$0.25	$0.05	$0.38	$(0.12)
Income (loss) from discontinued operations (basic/diluted)	—	—	0.03	—
Gain on sale of discontinued operations and joint venture interest (basic/diluted)	0.01	—	1.33	—
Net income (loss) per share available to common shareholders	$0.26	$0.05	$1.74	$(0.12)
Weighted average number of shares of common stock:
Basic	30,566,586	21,249,736	21,660,993	20,868,865
Diluted	36,323,517	26,760,770	27,185,013	25,651,027 (1)

——————

(1)

For the period of October 29, 2004 through December 31, 2004, we did not present the weighted average number of shares of common stock outstanding on a diluted basis because there was a net loss available to common stockholders for the period and the effect would have been anti-dilutive.

	As of March 31, 2006	As of December 31,
Selected Balance Sheet Data		2005	2004	2003	2002	2001
	(unaudited)	(Amounts in thousands)
Real estate debt investments	$827,365	$681,106	$70,569	$—	$—	$—
Operating real estate — net	218,923	198,708	43,544	—	—	—
Investments in and advances to uncombined ventures	12,153	5,458	5,363	15,537	12,650	16,883
Debt securities available for sale	205,408	149,872	37,692	9,187	—	—
Debt securities held for trading	—	—	826,611	—	—	—
Total assets	$1,412,366	$1,156,565	$1,078,078	$32,815	$25,545	$16,883
Mortgage notes and loans payable	191,517	174,296	40,557	—	—	—
Liability to subsidiary trusts issuing preferred securities	158,358	108,258	—	—	—	—
CDO bonds payable	600,098	300,000	—	—	—	—
Credit facilities	58,606	243,002	—	—	—	—
Total liabilities	1,119,845	863,862	902,322	322	241	—
Minority interest	45,604	44,278	32,447	—	—	—
Stockholders’ and owners’ equity	246,917	248,425	143,309	32,493	25,304	16,883
Total liabilities and stockholders’/owners’ equity	$1,412,366	$1,156,565	$1,078,078	$32,815	$25,545	$16,883

The Offering

The following information is based on the number of shares outstanding as of May 8, 2006 and assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

Issuer	NorthStar Realty Finance Corp.
Shares of Common Stock Offered by Us	10,000,000 shares (11,576,461 shares if the underwriters’ over-allotment option is exercised in full).
Shares of Common Stock Offered by the Selling Stockholders	509,740 shares.
Shares of Common Stock to be Outstanding After the Offering

41,079,478 shares of our common stock, excluding 1,576,461 shares that may be issued if the underwriters’ over-allotment option is exercised in full but including 509,740 shares of common stock offered by the selling stockholders issued upon redemption of operating partnership units. The number of shares to be outstanding after this offering assumes that none of the 4,096,175 remaining operating partnership units held by limited partners of our operating partnership after this offering or the 1,350,326 long term stock incentive plan units issued pursuant to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, or our stock incentive plan, have been redeemed for shares of our common stock. Long term stock incentive plan units are common units of limited partnership interest in our operating partnership that are structured as profits interests.

Use of Proceeds

We intend to use the net proceeds of this offering to repay indebtedness, to acquire investments relating to our three primary lines of business and for general corporate purposes. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Restrictions on Ownership

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from directly or indirectly owning more than 9.8% of the aggregate value or number of the outstanding shares of our common stock, whichever is more restrictive, or more than 9.8% of the aggregate value of the outstanding shares of our stock. Our board of directors has discretion to grant exemptions from the 9.8% ownership limitation, subject to such terms and conditions as it deems appropriate. These restrictions on ownership of our common stock are intended to preserve our qualification as a REIT for federal income tax purposes. See “Description of Common Stock and Preferred Stock – Transfer Restrictions” beginning on page 36 of the accompanying prospectus for information about these restrictions.

Distribution Policy

We are required to distribute at least 90% of our REIT taxable income each year (subject to certain adjustments) in order to qualify as a REIT under the Internal Revenue Code. To maintain our qualification as a REIT, we intend to continue to make regular quarterly distributions to the holders of our common stock. A portion of our distributions may be treated as a return of capital. Distributions will be made at the discretion of our board of directors, subject to applicable law. On January 26, 2005, we declared a quarterly dividend of $0.27 per share of common stock, and on April 12, 2006, we declared a quarterly dividend of $0.30 per share of common stock.

Settlement Date	Delivery of the common stock will be made against payment for the shares on or about May , 2006.

Risk Factors

See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying prospectus, as well as “Item 1A. Risk Factors” beginning on page 22 of our Annual Report on Form 10-K for the year ended December 31, 2005, for a discussion of certain considerations relevant to an investment in our common stock.

New York Stock Exchange Symbol	“NRF”

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider, among other factors, the risk factors described below and the matters described under “Risk Factors” beginning on page 3 of the accompanying prospectus and under “Item 1A. Risk Factors” beginning on page 22 of our Annual Report Form 10-K for the year ended December 31, 2005 before deciding to purchase our common stock.

The market price for our common stock after this offering may be lower than the offering price, and our stock price may be volatile.

The price at which the shares of our common stock may sell in the public market after this offering may be lower than the price at which they are sold by the underwriters. Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may fluctuate as a result of factors that are beyond our control or unrelated to our operating results.

We may not be able to make distributions in the future.

Our ability to generate income and to make distributions may be adversely affected by the risks described in this prospectus supplement and the accompanying prospectus. All distributions will be made at the discretion of our board of directors, subject to applicable law, and will depend on our earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future.

Future sales of shares of our common stock, or the possibility or expectation of such sales, may depress the price of our shares.

Upon consummation of this offering, all shares sold in this offering will be freely tradable without restriction, unless the shares are owned by one of our affiliates. Following the redemption of 509,740 operating partnership units by the selling stockholders in connection with the common stock offered by the selling stockholders, the remaining 4,096,175 operating partnership units issued in exchange for the contribution of the initial investments on October 29, 2004, including 3,608,515 operating partnership units beneficially owned by NorthStar Capital, may be redeemed by the holder thereof for cash, or at our election, an equivalent number of shares of our common stock. The registration statement of which this prospectus supplement and the accompanying prospectus is a part registers for resale the shares that may be issued upon redemption of these 4,096,175 operating partnership units.

NorthStar Capital and each of our executive officers and directors has agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by them, including any interests in our operating partnership, without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc., subject to certain exceptions. We have also agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission, or the SEC, subject to certain exceptions. However, Citigroup Global Markets Inc. and Lehman Brothers Inc., in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements. Any sales of a substantial number of our shares in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Preferred stock that we may issue could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plans), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Tax Risks

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We intend to continue to operate in a manner so as to qualify as a REIT for federal income tax purposes. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial and administrative interpretations exist. If the Internal Revenue Service disagrees with the application of these provisions to our assets or transactions, including assets we have owned and past transactions, our REIT qualification could be jeopardized. For example, IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we own mezzanine loans that do not meet all of the requirements for reliance on this safe harbor. We have invested, and will continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests. In addition, we have entered into sale and repurchase agreements under which we nominally sold certain of our mortgage assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that we transferred record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT could be adversely affected. Even if the IRS were to disagree with one or more of our interpretations and we were treated as having failed to satisfy one of the REIT qualification requirements, we could maintain our REIT qualification if our failure was excused under certain statutory savings provisions. However, there can be no guarantee that we would be entitled to benefit from those statutory savings provisions if we failed to satisfy one of the REIT qualification requirements.

Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year and did not qualify for certain statutory relief provisions, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock and other securities. We hold a substantial majority of our assets in a majority owned subsidiary, which we refer to as our private REIT. Our private REIT is organized to qualify as a REIT for federal income tax purposes. Our private REIT must also meet all of the REIT qualification tests under the Internal Revenue Code. If the private REIT did not qualify as a REIT, it is likely that we would also not qualify as a REIT. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain statutory relief provisions, we would be unable to elect to be treated as a REIT for the four taxable years following the year during which we ceased to so qualify.

Our dividends that are attributable to excess inclusion income will likely increase the tax liability of our tax-exempt shareholders, foreign shareholders, and shareholders with net operating losses.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If we realize excess inclusion income and allocate it to our shareholders, however, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. A foreign shareholder would generally be subject to U.S.

federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty. U.S. shareholders would not be able to offset such income with their net operating losses.

Excess inclusion income could result if a REIT held a residual interest in a real estate mortgage investment conduit, or REMIC. In addition, excess inclusion income also may be generated if a REIT issues debt obligations with two or more maturities and the terms of the payments of these obligations bear a relationship to the payments that the REIT received on the mortgage loans or mortgage-backed securities securing those debt obligations. Although we do not hold any REMIC residual interests, we anticipate that certain of the CDO securitizations conducted by our private REIT will produce excess inclusion income that will be allocated to our shareholders. Accordingly, we expect that a portion of our dividends will constitute excess inclusion income, which will likely increase the tax liability of tax-exempt shareholders, foreign shareholders, and shareholders with net operating losses.

Dividends payable by REITs do not qualify for the reduced tax rates applicable to regular corporate dividends.

Legislation enacted in 2003 generally reduced the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

USE OF PROCEEDS

We estimate, assuming a public offering price per share in this offering of $11.65, the closing price per share of our common stock on the New York Stock Exchange on May 10, 2006, that the net proceeds to us from the sale of the 10,000,000 shares of common stock in this offering will be approximately $109.5 million, or approximately $126.9 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of the offering:

•

to repay approximately $108 million of indebtedness under our secured revolving credit facility with Wachovia Bank, which as of May 5, 2006 had a weighted average interest rate of 7.1% and has an initial maturity date of July 12, 2008;

•

to acquire investments relating to our three primary lines of business; and

•

for general corporate purposes.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

MANAGEMENT

Executive Officers

The following table lists the names, ages and positions of the persons who are our executive officers as of May 10, 2006:

Name	Age	Position
David T. Hamamoto	46	President and Chief Executive Officer
Andrew C. Richardson	40	Chief Financial Officer, Treasurer and Executive Vice President
Jean-Michel Wasterlain	48	Chief Investment Officer and Executive Vice President
Richard J. McCready	48	Chief Operating Officer, Executive Vice President and Secretary
Daniel R. Gilbert	36	Executive Vice President
Daniel D. Raffe	43	Executive Vice President

All officers serve at the discretion of our board of directors. Biographical information for each of our executive officers is set forth below.

David T. Hamamoto. Mr. Hamamoto has been one of our directors and our president and chief executive officer since October 2003. Mr. Hamamoto co-founded NorthStar Capital with W. Edward Scheetz in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto currently serves as co-chairman of the board of directors and a co-chief executive officer of NorthStar Capital, and as chairman of the board of Morgans Hotel Group Co. Mr. Hamamoto also serves as the President of the Board of Trustees of The Brearley School in New York City. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Andrew C. Richardson. Mr. Richardson has been our executive vice president, chief financial officer and treasurer since April 10, 2006. From March 2000 to April 2006, Mr. Richardson was head of the capital markets group for iStar Financial Inc., most recently as executive vice president. While at iStar Financial, Mr. Richardson was responsible for its capital-raising activities, investor relations functions and had an integral role in expanding iStar’s shareholder and lender constituencies. Mr. Richardson joined iStar Financial from Salomon Smith Barney, where from 1995 to 2000 he was an investment banker in the Global Mergers and Acquisitions and Real Estate and Lodging Groups, most recently serving as a vice president providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Prior to joining Salomon Smith Barney, from 1988 to 1993 Mr. Richardson worked for Ernst & Young and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

Jean-Michel (Mitch) Wasterlain. Mr. Wasterlain has been our chief investment officer and one of our executive vice presidents since our initial public offering in October 2004. Mr. Wasterlain has primary responsibility for our real estate securities business and manages the structuring and issuance of CDOs and other securitization vehicles. From July 2002 until October 2004, Mr. Wasterlain served as a vice president of NorthStar Capital. Prior to joining NorthStar Capital in 2002, Mr. Wasterlain co-founded in November 1996 and was a managing director of CGA Investment Management and was responsible for all of the firm’s real estate business. Prior to joining CGA Investment Management, Mr. Wasterlain managed a real estate lending and securitization business at ING Barings and worked in real estate investment banking at Lehman Brothers. Mr. Wasterlain graduated from Stanford University and holds an M.B.A. from the Wharton School of the University of Pennsylvania.

Richard J. McCready. Mr. McCready has been our secretary since our initial public offering and was our general counsel since our initial public offering through April 12, 2006. Mr. McCready has been one of our executive vice presidents since March 2006 and our chief operating officer since April 12, 2006. Mr. McCready has served as the chief operating officer and secretary of NorthStar Capital since 1998 and its president and chief operating officer since October 2005 and is a member of NorthStar Capital’s board of directors. Prior to joining NorthStar Capital, Mr. McCready had been the president, chief operating officer and a director of First Winthrop Corporation, a manager of commercial properties. Prior to joining First Winthrop in 1990, he was in the Corporate and Real Estate Finance group at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mr. McCready graduated from the University of New Hampshire and holds a Juris Doctorate from Boston College Law School.

Daniel R. Gilbert. Mr. Gilbert has been one of our executive vice presidents since our initial public offering in October 2004. Mr. Gilbert has primary responsibility for our real estate debt business. From July 2004 until October 2004, Mr. Gilbert served as an executive vice president and managing director of mezzanine lending of NorthStar Capital, which included responsibility for the oversight of the NSF Venture. From 1994 to 2004, Mr. Gilbert held a number of positions with Merrill Lynch & Co., in its Global Principal Investments and Commercial Real Estate department. Most recently, Mr. Gilbert managed a group with global responsibility for Merrill Lynch’s relationships with its top tier real estate investor clients and engaging in strategic principal investments in real estate opportunity funds. For the prior six years, he was responsible for originating principal investments in mortgage loans, subordinated notes, mezzanine loans, preferred equity, distressed debt and related commercial mortgage-backed securities, or CMBS. Mr. Gilbert’s early work at Merrill Lynch focused on CMBS transactions and the acquisition of distressed mortgage loan portfolios. In 1996, Mr. Gilbert left Merrill Lynch for a brief time to work for a management consulting firm, where he advised senior management and directors on shareholder value creation. Prior to 1994, he held accounting and legal-related roles at Prudential Securities Incorporated. Mr. Gilbert graduated from Union College with degrees in Political Science and Anthropology.

Daniel D. Raffe. Mr. Raffe has been one of our executive vice presidents since April 2006 and was a managing director from November 2005. Mr. Raffe is responsible for running our real estate acquisitions business. Mr. Raffe has 17 years of real estate and legal expertise. Prior to joining the Company, Mr. Raffe was with GE Business Property since 2002 as a vice president, responsible for leading real estate net lease acquisitions and structured finance transactions in the Eastern and Midwest United States. Prior to that, from 1997 to June 2000 Mr. Raffe was a managing director at Cushman & Wakefield, Inc. where he advised corporate owners of real estate on the best financial strategies for their real estate holdings, and structured and implemented sale leaseback, synthetic lease and other real estate finance transactions. Prior to Cushman & Wakefield, Mr. Raffe worked for both Capital Lease Funding, L.P. and Kidder Peabody where he engaged in a variety of commercial real estate finance transactions including sale leasebacks, net lease acquisitions and financings and other whole loan originations. Mr. Raffe began his career with the law firm of Dewey Ballantine. Mr. Raffe graduated from Indiana University with a degree in Accounting and also received a law degree from Georgetown University.

SELLING STOCKHOLDERS

The table below sets forth as of May 10, 2006, the number of shares of common stock beneficially owned by persons other than us that are offering for sale shares of our common stock in this offering, which we refer to in this prospectus supplement as the “selling stockholders”, the number of shares of common stock to be offered by each selling stockholder and the total number of shares of common stock which each selling stockholder will beneficially own upon completion of this offering.

The number of shares beneficially owned by a selling stockholder as set forth in the table below includes shares of our common stock that may be obtained by such selling stockholder upon redemption of our operating partnership’s units within 60 days of May 10, 2006. As of May 10, 2006, none of the selling stockholders hold any shares of our common stock and hold only units that are redeemable for an equivalent number of shares of our common stock or cash, at our option. The shares that may be issued upon redemption of such units are treated as if they were outstanding for computing the percentage ownership of the selling stockholder holding those units but are not treated as if they were outstanding for purposes of computing percentage ownership of any other selling stockholder.

	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholders	Number	Percent		Number	Percent

AG Presidio Investors, LLC(1)	318,962	*	318,962	0	*
DK Presidio Investors, LLC(2)	190,778	*	190,778	0	*

——————

*

Less than 1%

(1)

Dispositive power over the shares held by AG Presidio Investors, LLC is exercised by its manager, Angelo, Gordon & Co., L.P. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P. Each of Angelo, Gordon & Co., L.P. and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by AG Presidio Investors, LLC.

(2)

Dispositive power over the shares held by DK Presidio Investors, LLC is exercised by its manager, Davidson Kempner Capital Management LLC. Thomas L. Kempner, Jr. is the executive managing member of Davidson Kempner Capital Management LLC.

PRICE RANGE OF COMMON STOCK AND DIVIDEND PAYMENTS

Our common stock has been listed on the New York Stock Exchange under the symbol “NRF” since our initial public offering in October 2004. The following table sets forth the high, low and last sales prices for our common stock, as reported on the New York Stock Exchange, and dividends for the periods indicated.

Period	High	Low	Close	Dividends

October 26, 2004 to December 31, 2004	$11.65	$8.50	$11.45	N/A

2005
First Quarter	$11.50	$9.30	$9.68	$0.15	(1)
Second Quarter	$11.05	$9.57	$10.49	$0.15	(2)
Third Quarter	$10.82	$9.24	$9.39	$0.23	(3)
Fourth Quarter	$10.41	$8.89	$10.19	$0.27	(4)

2006
First Quarter	$11.09	$9.99	$10.95	$0.30	(5)
Second Quarter (through May 10, 2006)	$11.65	$10.67	$11.65	N/A

——————

(1)

On April 21, 2005, we declared a dividend of $0.15 per share of common stock, payable with respect to the quarter ended March 31, 2005, to stockholders of record as of May 2, 2005. We made this payment on May 16, 2005.

(2)

On July 28, 2005, we declared a dividend of $0.15 per share of common stock, payable with respect to the quarter ended June 30, 2005, to stockholders of record as of August 8, 2005. We made this payment on August 15, 2005.

(3)

On October 6, 2005, we declared a dividend of $0.23 per share of common stock, payable with respect to the quarter ended September 30, 2005, to stockholders of record as of October 14, 2005. We made this payment on October 21, 2005.

(4)

On January 26, 2006, we declared a dividend of $0.27 per share of common stock, payable with respect to the quarter ended December 31, 2005, to stockholders of record as of February 3, 2006. We made this payment on February 10, 2006.

(5)

On April 12, 2006, we declared a dividend of $0.30 per share of common stock, payable with respect to the quarter ended March 31, 2006, to stockholders of record as of April 19, 2006. We made this payment on April 26, 2006.

On May 10, 2006, the closing sale price for our common stock, as reported on the New York Stock Exchange, was $11.65.

DISTRIBUTION POLICY

To maintain our qualification as a REIT, we intend to make regular quarterly distributions to the holders of our common stock. In order for corporate income tax not to apply to the earnings that we distribute, we must distribute to our stockholders an amount at least equal to:

•

90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•

90% of the excess of our net income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less any excess non-cash income (as determined under the Internal Revenue Code).

We anticipate, based on historical results, that the primary differences between reported income and taxable income will be timing differences with respect to the recognition of:

•

straight-line rent, which affects reported income but may not affect taxable income in the same manner;

•

amortization of the cost of interest rate cap agreements, which affects taxable income but not reported income until the underlying debt is settled; and

•

the recognition of certain items of income and expenses (including depreciation) which are accounted for under different methodologies.

The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Internal Revenue Code. Moreover, in order to qualify as a REIT, our private REIT must distribute, or be deemed to distribute, at least 90% of its REIT taxable income to its shareholders, including our operating partnership. The distributions to our operating partnership by our private REIT in excess of this amount, however, are discretionary. We intend to cause our private REIT to distribute sufficient amounts to be able to meet the REIT distribution requirement. In addition, we may cause our private REIT to distribute in excess of 90% of its REIT taxable income.

Subject to the distribution requirements referred to above, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors, subject to applicable law. Distributions will be made in cash to the extent that cash is available for distribution. If cash otherwise available for distribution is insufficient, we may be required to borrow funds or sell assets in order to meet REIT distribution requirements.

We anticipate that our distributions generally will be treated as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain to the extent attributable to capital gain income recognized by us, or may constitute a return of capital to the extent that our distributions exceed our earnings and profits as determined for tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see “Additional Federal Income Tax Considerations” beginning on page S-18 of this prospectus supplement.

CAPITALIZATION

We estimate, assuming a public offering price per share in this offering of $11.65, the closing price per share of our common stock on the New York Stock Exchange on May 10, 2006, that the net proceeds to us from the sale of 10,000,000 shares of common stock will be approximately $109.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.

The following table sets forth our capitalization as of March 31, 2006:

•

on an actual basis;

•

on an as-adjusted basis to give effect to (i) the sale of 10,000,000 shares of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, and the use of the proceeds as described under “Use of Proceeds” and (ii) the issuance of 509,740 shares of our common stock to the selling stockholders upon redemption of 509,740 operating partnership units. It does not include up to an additional 1,576,461 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option.

You should read the table below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are incorporated by reference into the accompanying prospectus.

	As of March 31, 2006
	Actual	As Adjusted
	(Amounts in thousands, except per share data)
		(unaudited)
Debt	$1,072,755	$964,755
Minority interest	45,604	40,967
Stockholders’ equity:
Preferred stock, $0.01 par value per share: 250,000,000 shares authorized; no shares issued and outstanding on an actual and as adjusted basis	—	—
Common stock, $0.01 par value per share: 500,000,000 shares authorized; 30,569,738 shares issued and outstanding (actual) and 41,079,478 shares issued and outstanding (as adjusted)	306	411
Additional paid-in capital	224,919	338,959
Retained earnings	23,605	23,605
Accumulated other comprehensive income	(1,913)	(1,913)
Total stockholders’ equity	246,917	361,062
Total capitalization	$1,365,276	$1,366,784

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain additional federal income tax considerations with respect to the ownership of our common stock.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•

a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•

an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if:  (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends, if any, and then to our common stock dividends.

Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.”  The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will be 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our net taxable income distributed to our shareholders (see “Federal Income Tax Considerations — Taxation of NorthStar Realty — Taxation of REITs in General” beginning on page 44 in the accompanying prospectus), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary dividends will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary dividends to the extent attributable:  (i) to dividends received by us from non REIT corporations, such as a taxable REIT subsidiary; and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our net taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “– Capital Gains and Losses.”  A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its common stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner to offset income they derive from our common stock, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of most domestic non-corporate investors). We will notify shareholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Stock

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. shareholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. However, the maximum tax rate on long-term capital gain applicable to U.S. shareholders taxed at individual rates is 15% (after December 31, 2008, the maximum rate is scheduled to increase to 20%). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Excess Inclusion Income

A portion of our income from a residual interest in a REMIC or a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.”  See “– Federal Income Tax Considerations – Taxation of NorthStar Realty – Taxable Mortgage Pools” beginning on page 55 of the accompanying prospectus. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity.

Although we do not hold any REMIC residual interests, we anticipate that certain of the CDO securizations conducted by our private REIT will produces excess inclusion income. Our excess inclusion income will be allocated among our shareholders. A shareholders holder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most tax-exempt shareholders, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See
“– Taxation of Tax-Exempt Shareholders” and “– Taxation of Non-U.S. Shareholder.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•

is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•

provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “– Taxation of Non U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its investment in our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. In addition, our dividends that are attributable to excess inclusion income will constitute unrelated business taxable income in the hands of most tax-exempt shareholders. See “Excess Inclusion Income” above and “– Federal Income Tax Considerations – Taxation of NorthStar Realty – Taxable Mortgage Pools” beginning on page 55 in the accompanying prospectus. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•

the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “Federal Income Tax Consideration – Taxation of NorthStar Realty – Requirements for Qualification – General” beginning on page 46 in the accompanying prospectus); and

•

either:  (1) one pension trust owns more than 25% of the value of our stock; or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders

The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership of our common stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Our dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “Excess Inclusion Income” above and “– Federal Income Tax Considerations – Taxation of NorthStar Realty – Taxable Mortgage Pools” beginning on page 55 in the accompanying prospectus. If a distribution is treated as effectively connected with the non U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•

a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•

the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a “United States real property interest” under special provisions of the federal income tax laws referred to as FIRPTA. The term “United States real property interest” includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as:  (1) our common stock continues to treated as being “regularly traded” on an established securities market in the United States; and (2) the non-U.S. shareholder did not own more than 5% of our common stock at any time during the one-year period prior to the distribution. As a result, non-U.S. shareholders owning 5% or less of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock cease to be regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA if our common stock is “regularly traded” on an established securities market in the United States. Because our common stock is regularly traded on an established securities market in the United States, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non U.S. shareholder that is a corporation. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

UNDERWRITING

Citigroup Global Markets Inc. and Lehman Brothers Inc. are acting as book-running managers of the offering, and, together with Banc of America Securities LLC, Friedman, Billings, Ramsey & Co., Inc. and JMP Securities LLC, are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares

Citigroup Global Markets Inc.
Lehman Brothers Inc.
Banc of America Securities LLC
Friedman, Billings, Ramsey & Co., Inc.
JMP Securities LLC

Total	10,509,740

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $       per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $        per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,576,461 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

NorthStar Capital, each of our executive officers and directors and each of the selling stockholders have agreed with the underwriters, for a period of 90 days after the date of this prospectus supplement, subject to limited exceptions, not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by them, including any interests in our operating partnership, without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc. We and the selling stockholders have also agreed with the underwriters, for a period of 90 days after the date of this prospectus supplement, not to sell or issue any shares of our common stock, the selling stockholders’ common stock or any securities convertible into or exchangeable for shares of our or the selling stockholders’ common stock (except for a registration statement on Form S-8 relating to our stock incentive plan and long-term incentive bonus plan, a registration statement on Form S-3 relating to a dividend reinvestment plan or employee stock purchase plan and without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc.), except that we may grant options, shares of our common stock or other stock-based awards under our stock incentive plan and incentive bonus plan, issue shares upon exercise of such options or redemption of such stock-based awards and issue shares and units of our operating partnership in other limited circumstances. However, Citigroup Global Markets Inc. and Lehman Brothers Inc. may, in their discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•

to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•

in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement and the accompanying prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also:  (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and the contents hereof and thereof are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common stock has been or will be

•

released, issued. Distributed or caused to be released, issued or distributed to the public in France or

•

used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only

•

to qualified investors (investisseurs qualifies) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•

to investment services providers authorized to engage in portfolio management on behalf of third parties or

•

in a transaction that, in accordance with article L.411-2-II-1º-or-2-or 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The common stock may be resold directly or indirectly, only in compliance with Article L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Other

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

The common stock is listed on the New York Stock Exchange under the symbol “NRF.”

The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock. The maximum commission or discount to be received by a NASD member (or the underwriters) or independent broker/dealer will not be greater than eight percent (8%) for the sale of any securities being offered pursuant to this prospectus supplement, including the accompanying prospectus.

	Paid by NorthStar		Paid by Selling Stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise

Per share
Total

We estimate that the total expenses of this offering to us will be $875,000.

In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland, our Maryland counsel. In addition, certain legal matters will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Gibson, Dunn & Crutcher LLP, New York, New York, will pass on certain legal matters for the selling stockholders. The description of the Federal income tax consequences contained in the section of this prospectus supplement entitled “Additional Federal Income Tax Considerations” and in the accompanying prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Hunton & Williams LLP, Richmond, Virginia. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated financial statements of NorthStar Realty Finance Corp. as of December 31, 2005 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NorthStar Realty Finance Corp. and its subsidiaries as of December 31, 2004 and for the period from October 29, 2004 through December 31, 2004; and the combined statements of operations, owners’ equity, and cash flows of NorthStar Realty Finance Corp. Predecessor for the period from January 1, 2004 through October 28, 2004 and for the year ended December 31, 2003; the consolidated financial statements and schedules of ALGM I Owners LLC and its subsidiaries as of December 31, 2004 and for each of the two years in the period ended December 31, 2004; the financial statements and schedule of NorthStar Funding LLC as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, appearing in the  Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

NORTHSTAR REALTY FINANCE CORP.

$1,000,000,000
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants and Units

We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities, at an initial aggregate offering price which will not exceed $1,000,000,000. We may also offer units comprising one or more of the other securities described in this prospectus in any combination. We will determine when we sell securities, the amount of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through dealers, through agents or directly to purchasers on a continuous or delayed basis. This prospectus also relates to up to 4,605,915 shares of our common stock that may be sold from time to time by certain selling stockholders.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

In each prospectus supplement we will include the following information:

•

The names of the underwriters, dealers or agents, if any, through which we will sell the securities.

•

The terms of the plan of distribution for the sale of the securities.

•

The proposed amount of securities, if any, which the underwriters will purchase.

•

The compensation, if any, of those underwriters, dealers or agents.

•

The initial public offering price of the securities.

•

Information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded.

•

If applicable, the name of any selling stockholder and the number of shares of common stock to be sold by the selling stockholder.

•

Any other material information about the offering and sale of the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “NRF”. On April 10, 2006, the last reported sale price of our common shares on The New York Stock Exchange was $11.14 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

An investment in these securities entails certain material risks and uncertainties that should be considered. See “Risk Factors” on page 3 of this prospectus.

_____________________

The date of this prospectus is April 26, 2006

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

TABLE OF CONTENTS

About This Prospectus	1
Cautionary Statement Regarding Forward-Looking Statements	1
NorthStar Realty Finance Corp.	2
Risk Factors	3
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends and Earnings to Fixed Charges	18
Use of Proceeds	19
Description of Debt Securities	19
Description of Warrants	34
Description of Common Stock and Preferred Stock	35
Description of Depositary Shares	38
Description of Units	39
Important Provisions of Maryland Law and of Our Charter and Bylaws	40
Selling Stockholders	43
Federal Income Tax Considerations	43
Plan of Distribution	57
Validity of Securities	58
Experts	58
Where You Can Find More Information	59
Incorporation of Certain Documents by Reference	59

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may sell any combination of common stock, preferred stock, depositary shares representing shares of preferred stock, debt securities or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities in one or more offerings for an aggregate initial public offering price of up to $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Documents By Reference.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are not guarantees of performance. They are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our financial condition, operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents incorporated herein by reference. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus or, if applicable, the date of the information incorporated herein by reference, as the case may be. The factors set forth in “Risk Factors” and other factors noted throughout this prospectus and the documents we incorporate by reference could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

NORTHSTAR REALTY FINANCE CORP.

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to:

•

“we,” “us,” “our” or similar references means NorthStar Realty Finance Corp. and its subsidiaries,

•

“our operating partnership” means “NorthStar Realty Finance Limited Partnership,” our subsidiary, and

•

“NorthStar Capital” means NorthStar Capital Investment Corp. and its majority-owned subsidiaries.

Our Company

We are an internally-managed real estate finance company that makes investments in real estate debt, real estate securities and net lease properties. We conduct our operations so as to qualify as a real estate investment trust, or a REIT, for federal income tax purposes. We invest in those areas of commercial real estate finance that enable us to leverage our real estate investment expertise, utilize our broad capital markets knowledge, and capitalize on our ability to employ innovative financing structures.

We are focused on three core businesses:

Real Estate Debt: We acquire, originate and structure senior and subordinate debt investments secured primarily by income-producing real estate properties.

Real Estate Securities: We invest in commercial real estate debt securities, including commercial mortgage backed securities, or CMBS, REIT unsecured debt, and credit tenant loans.

Net Lease Properties: We acquire properties that are primarily net leased to corporate tenants.

We believe that these businesses are complementary to each other due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitization to finance assets and enhance returns. We seek to match fund our real estate securities and real estate debt investments, primarily by issuing collateralized debt obligations, or CDOs. CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of securities. We allocate capital to these businesses in such a way as to diversify our credit risk and optimize our returns. Our primary objectives are to produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders.

Our principal executive offices are located at 527 Madison Avenue, 16th Floor, New York, New York 10022, and our telephone number is (212) 319-8801. Our website is www.nrfc.com. The information on our website is not, and should not be interpreted to be, part of this prospectus or otherwise incorporated in this prospectus by reference.

RISK FACTORS

This section describes material risks of purchasing our securities. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated in this prospectus by reference, before purchasing any of the securities offered by this prospectus. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to under “Cautionary Statements Regarding Forward-Looking Statements.”

Risks Related to Our Investments

The subordinate mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans we invest in may be subject to risks relating to the structure and terms of the transactions, as well as subordination in bankruptcy, and there may not be sufficient funds or assets remaining to satisfy our subordinate notes, which may result in losses to us.

We invest in subordinate mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans. These investments are subordinate to first mortgages on commercial property and are secured by subordinate rights to the commercial property or by equity interests in the commercial entity. If a borrower defaults or declares bankruptcy, after senior obligations are met, there may not be sufficient funds or assets remaining to satisfy our subordinate notes. Because each transaction is privately negotiated, subordinate mortgage notes can vary in their structural characteristics and lender rights. Our rights to control the default or bankruptcy process following a default will vary from transaction to transaction. The subordinate real estate debt that we intend to invest in may not give us the right to demand foreclosure as a subordinate real estate debtholder. Furthermore, the presence of intercreditor agreements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

We invest in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities. We may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

We invest in a variety of subordinate mortgage-backed securities and sometimes hold a “first loss” subordinate holder position. The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase.

Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the lien on the mortgaged properties, and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to such “first loss” securities prior to allocation to more senior classes of securities issued in the securitization. Prior to the reduction of distributions to more senior securities, distributions to the “first loss” securities may also be reduced by payments of compensation to any servicer engaged to enforce a defaulted mortgage loan. Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, we may not recover our investment.

Our investments in REIT securities are subject to risks relating to the particular REIT issuer of the securities and to the general risks of investing in senior unsecured real estate securities, which may result in losses to us.

In addition to general economic and market risks, our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to substantially invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments.

Our investments in REIT securities and other senior unsecured debt are also subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including:

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risks of delinquency and foreclosure;

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the dependence upon the successful operation of and net income from real property;

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risks generally related to interests in real property; and

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risks that may be presented by the type and use of a particular commercial property.

REIT securities are generally unsecured and may also be subordinate to other obligations of the issuer. We may also invest in REIT securities that are rated below investment-grade. As a result, investments in REIT securities are also subject to risks of:

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limited liquidity in the secondary trading market;

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substantial market price volatility resulting from changes in prevailing interest rates;

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subordination to the prior claims of banks and other senior lenders to the REIT;

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the operation of mandatory sinking fund or redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets;

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the possibility that earnings of the REIT may be insufficient to meet its debt service and distribution obligations; and

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the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturns.

These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make distributions.

The mortgage loans we invest in and the mortgage loans underlying the mortgage-backed securities we invest in are subject to risks of delinquency, foreclosure, loss and bankruptcy of the borrower under the loan. If the borrower defaults, it may result in losses to us.

Commercial mortgage loans are secured by commercial property and are subject to risks of delinquency, foreclosure, loss and bankruptcy of the borrower. The ability of a borrower to repay a loan secured by an income-producing property is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

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tenant mix;

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success of tenant businesses;

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property management decisions;

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property location and condition;

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competition from comparable types of properties;

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changes in laws that increase operating expense or limit rents that may be charged;

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any need to address environmental contamination at the property;

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the occurrence of any uninsured casualty at the property;

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changes in national, regional or local economic conditions and/or specific industry segments;

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declines in regional or local real estate values;

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declines in regional or local rental or occupancy rates;

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increases in interest rates;

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real estate tax rates and other operating expenses; and

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terrorism.

Any one or a combination of these factors may cause a borrower to default on a loan or to declare bankruptcy. If a default or bankruptcy occurs and the underlying asset value is less than the loan amount, we will suffer a loss.

We are subject to significant competition, and we may not be able to compete successfully for investments.

We are subject to significant competition for attractive investment opportunities from other real estate investors, some of which have greater financial resources than us, including publicly traded REITs, private REITs, investment banking firms, private institutional funds and private opportunity funds. We may not be able to compete successfully for investments.

Many of our investments are illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us.

Our investments are relatively illiquid and, therefore, our ability to sell and purchase properties, securities and debt promptly in response to a change in economic or other conditions will be limited. The Internal Revenue Code also places limits on our ability to sell properties held for fewer than four years. These considerations could make it difficult for us to dispose of properties, even if a disposition were in the best interests of our securityholders. In addition, a majority of the mortgage-backed securities, REIT securities and real estate debt that we purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in compliance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may result in losses to us.

We may not be able to acquire eligible securities for a CDO issuance, or may not be able to issue CDO securities on attractive terms, which may require us to seek more costly financing for our real estate securities investments or to liquidate assets.

We acquire investment grade real estate securities and finance them on a long-term basis through the issuance of CDOs. Prior to a new investment grade CDO issuance, there is a period during which real estate securities are identified and acquired for inclusion in a CDO, known as the warehouse accumulation period. During this period, we direct the acquisition of securities under a warehouse facility from a warehouse provider that will be the lead manager of the CDO. The warehouse provider then purchases the securities and holds them on its balance sheet. We contribute cash and other collateral which is held in escrow by the warehouse provider to back our commitment to purchase equity in the investment grade CDO and to cover our share of losses should securities need to be liquidated. As a result, we are subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of a CDO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets or if doing so is not economical, we may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing our purchase commitment.

Our warehouse facilities and our CDO financing agreements may limit our ability to make investments.

In order for us to borrow money to make investments under our warehouse facilities, our warehouse providers have the right to review the potential investment for which we are seeking financing. We may be unable to obtain the consent of our warehouse providers to make investments that we believe are favorable to us. In the event that our warehouse providers do not consent to the inclusion of the potential asset in the warehouse facility, we may be unable to obtain alternate financing for that investment. Our warehouse provider’s consent rights with respect to our warehouse facility may limit our ability to execute our business strategy.

In addition, each CDO financing that we engage in will contain certain eligibility criteria with respect to the collateral that we seek to acquire and sell to the CDO issuer. If the collateral does not meet the eligibility criteria for eligible collateral as set forth in the transaction documents of such CDO transaction, we may not be able to acquire and sell such collateral to the CDO issuer. The inability of the collateral to meet eligibility requirements with respect to our CDOs may limit our ability to execute our business strategy.

Our future investment grade CDOs will be collateralized with real estate securities that are similar to those collateralizing our four existing investment grade CDO issuances, and any adverse market trends that affect these types of real estate securities are likely to adversely affect our CDOs in general.

Our existing investment grade CDO issuances are collateralized by fixed and floating rate CMBS, REIT debt and real estate CDOs, and we expect that our future issuances will be backed by similar securities. Any adverse market trends that affect the value of these types of securities will adversely impact the value of our interests in our CDOs. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of CMBS issued in a particular year, or changes in federal income tax laws that could affect the performance of debt issued by REITs.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets, which may adversely impact our returns on non-dollar denominated investments.

We may purchase CMBS denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound and the euro. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. We may hedge our foreign currency risk, subject to the REIT income qualification tests. However, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

We may make investments in assets with lower credit quality, which will increase our risk of losses.

We may invest in unrated securities, enter into net leases with unrated tenants or participate in unrated or distressed mortgage loans. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality investments and securities because the ability of obligors of net leases and mortgages, including mortgages underlying mortgage-backed securities, to make rent or principal and interest payments may be impaired. If this were to occur, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these investments and securities. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments.

We have no established investment criteria limiting the geographic concentration of our investments in real estate debt, real estate securities or net lease properties. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Certain loans and securities in which we invest may be secured by a single property or properties in one geographic location. We hold leasehold interests in a portfolio of retail and commercial properties located in New York City. We also own a portfolio of three net leased commercial properties in Chatsworth, California. Net lease properties that we may acquire may also be located in New York City or may otherwise be located in a geographic cluster. These current and future investments carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Our rights to the collateral underlying securities in which we invest may be unenforceable.

Loans underlying the securities in which we invest are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to material assets or groups of assets serving as collateral for the securities in which we invest, we could be adversely affected.

Interest rate fluctuations may reduce the spread we earn on our interest-earning investments and may reduce our net income.

Market risk is the exposure to loss resulting from changes in interest rates and equity prices. Although we seek to finance our assets on a match-funded basis and mitigate the risk associated with future interest rate volatility, we are subject to credit risk and interest rate risk with respect to our investments in real estate debt and real estate securities. The primary market risk that we are exposed to is interest rate risk. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our interest rate risk sensitive assets, liabilities and related derivative positions are generally held for non-trading purposes. As of December 31, 2005, a hypothetical 100 basis point increase in interest rates applied to our variable rate assets would increase our annual interest income by approximately $6,888,000, offset by an increase in our interest expense of approximately $5,430,000 on our variable rate liabilities. Similarly, a hypothetical 100 basis point decrease in interest rates would decrease our annual interest income by the same net amount.

Our investments in real estate securities, mortgage notes, mezzanine loans and participation interests in mortgage and mezzanine loans are subject to changes in credit spreads and if spreads widen, the value of our loan and securities portfolios would decline.

Our investments in real estate securities are subject to changes in credit spreads. The value of these securities is dependent upon the yield demanded on these securities by the market based on the underlying credit. Excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these real estate securities, resulting in the use of a higher, or “wider,” spread over the benchmark rate to value such securities. Under such conditions, the value of our securities portfolio would tend to decline. Such changes in the market value of our portfolio may adversely affect our net equity or cash flow directly through their impact on unrealized gains or losses on available-for-sale securities, and therefore our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

The value of our investments in mortgage loans, mezzanine loans and participation interests in mortgage and mezzanine loans are also subject to changes in credit spreads. The majority of the loans we invest in are floating rate loans valued based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate. Any credit or spread losses incurred with respect to our loan portfolio would affect us in the same way as similar losses on our real estate securities portfolio as described above.

Our hedging transactions may limit our gains or result in losses.

To limit the effects of changes in interest rates on our operations, we may employ hedging strategies, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts as well as engaging in short sales of securities or of future contracts. The use of these types of derivatives to hedge our assets and liabilities carries certain risks, including the risks that:

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losses on a hedge position will reduce the cash available for payment or distribution to securityholders;

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losses may exceed the amount invested in such instruments;

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a hedge may not perform its intended use of offsetting losses on an investment;

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the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position; and

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the counterparties with which we trade may experience business failures, which would most likely result in a default. Default by such counterparty may result in the loss of unrealized profits, which were expected to offset losses on our assets. Such defaults may also result in a loss of income on swaps or caps, which income was expected to be available to cover our debt service payments.

Our board of directors adopted a general policy with respect to the use of derivatives which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures. Our results of operations may be adversely affected during any period as a result of the use of derivatives. If we anticipate that the income from any such hedging transaction will not be qualifying income for REIT income test purposes, we may conduct some or all of our hedging activities through a to-be-formed corporate subsidiary that is fully subject to federal corporate income taxation.

Prepayment rates can increase, adversely affecting yields on our investments.

The value of our assets may be affected by prepayment rates on mortgage loans underlying the securities in which we intend to invest. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Investments in net lease properties may generate losses.

The value of our investments and the income from our investments in net lease properties may be significantly adversely affected by a number of factors, including:

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national, state and local economic climates;

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real estate conditions, such as an oversupply of or a reduction in demand for real estate space in the area;

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the perceptions of tenants and prospective tenants of the convenience, attractiveness and safety of our properties;

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competition from comparable properties;

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the occupancy rate of, and the rental rates charged at, our properties;

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the ability to collect on a timely basis all rent from tenants;

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the effects of any bankruptcies or insolvencies of major tenants;

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the expense of re-leasing space;

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changes in interest rates and in the availability, cost and terms of mortgage funding;

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the impact of present or future environmental legislation and compliance with environmental laws;

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cost of compliance with the American with Disabilities Act of 1990, or ADA;

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adverse changes in governmental rules and fiscal policies;

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civil unrest;

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acts of nature, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses);

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acts of terrorism or war;

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adverse changes in zoning laws; and

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other factors which are beyond our control.

We may not be able to relet or renew leases at the properties held by us on terms favorable to us.

We are subject to the risks that upon expiration of leases for space located at our properties the space may not be relet or, if relet, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by a property. If we are unable to relet or renew leases for all or substantially all of the space at these properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if our reserves for these purposes prove inadequate, we may be required to reduce or eliminate payments and distributions to our securityholders.

Lease defaults or terminations or landlord-tenant disputes may adversely reduce our income from our net lease property portfolio.

Lease defaults or terminations by one or more of our significant tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between the landlord and tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or to evict the tenant. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by a property. If this were to occur, it could adversely affect our results of operations.

Environmental compliance costs and liabilities associated with our properties or our real estate related investments may materially impair the value of our investments.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. We may experience environmental liability arising from conditions not known to us.

We may invest in real estate, or mortgage loans secured by real estate, with environmental problems that materially impair the value of the real estate. There are substantial risks associated with such an investment. We have only limited experience in investing in real estate with environmental liabilities.

Our insurance on our real estate may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in both loss of cash flow from and the asset value of the affected property.

As a result of the events of September 11, 2001, insurance companies are limiting and charging significant premiums to cover acts of terrorism in insurance policies. As a result, although we, our tenants or our borrowers generally carry terrorism insurance, we may suffer losses from acts of terrorism that are not covered by insurance. In addition, the mortgage loans which are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to the replacement cost of the properties, which may increase the cost of obtaining the required insurance.

We may change our investment strategy without stockholder consent and make riskier investments.

We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

Our portfolio is leveraged, which may adversely affect our return on our investments and may reduce cash available for payments or distribution on our securities.

We leverage our portfolio through borrowings, generally through the use of bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CDOs, and other borrowings. The type and percentage of leverage varies depending on our ability to obtain credit facilities and the lender’s estimate of the stability of the portfolio’s cash flow. However, we do not restrict the amount of indebtedness that we may incur. Our return on our investments and cash available for distribution to our stockholders or payment to other securityholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Moreover, we may have to incur more recourse indebtedness.

The repurchase agreements and bank credit facilities that we use to finance our investments may require us to provide additional collateral.

We use bank credit facilities, including repurchase agreements, to finance some of our investments, primarily on an interim basis. If the market value of the loans pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced. We may not have the funds available to pay down our debt, which could result in defaults. Posting additional collateral to support our credit facilities will reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, increase interest rates and terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and solvency.

Further, our credit facility providers require us to maintain a certain amount of cash uninvested or set aside unlevered assets sufficient to maintain a specified liquidity position in order to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Lenders may require us to enter into restrictive covenants relating to our operations.

When we obtain financing, lenders impose restrictions on us that affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts, any of which may limit our operating flexibility.

The use of CDO financings with coverage tests may have a negative impact on our operating results and cash flows.

We have purchased, and expect to purchase in the future, subordinate classes of bonds in our CDO financings. The terms of the CDO securities issued by us include and will include coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal of and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not satisfied, interest and principal that would otherwise be payable on the subordinate classes may be re-directed to pay principal on the senior bond classes. Therefore, our failure to satisfy the coverage tests could adversely affect our operating results and cash flows.

Certain coverage tests (based on delinquency levels or other criteria) may also restrict our ability to receive net income from assets pledged to secure the CDOs. We cannot assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on any future CDOs, the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income distributable to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income distributable to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDOs will increase.

Our due diligence may not reveal all of a borrower’s liabilities and may not reveal other weaknesses in its business.

Before making a loan to a borrower, we assess the strength and skills of such entity’s management and other factors that we believe are material to the performance of the investment. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

Credit ratings assigned to our investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to our investments will not be downgraded.

Some of our investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s, Inc. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our investments in the future, the value of these investments could significantly decline, which may have an adverse affect on our financial condition.

Risks Related to Our Company

In the past, our internal controls over financial reporting were found to have material weaknesses.

Our management identified certain deficiencies in our predecessor’s internal controls over financial reporting during the course of its review in December 2004 of the financial statements of our predecessor that were to be included in our Form 10-Q for the quarter ended September 30, 2004. Based upon further investigation, we discovered certain errors in the accounting for transactions entered into during June 2004 and the third quarter of 2004 in connection with CDO II and in the reporting of allocated general and administrative expenses. These errors required us to adjust our predecessor’s financial statements for the six months ended June 30, 2004, as described in note 2 to the financial statements included in our Form 10-Q for the quarter ended September 30, 2004, and to make certain adjustments to our predecessor’s financial statements for the three and nine months ended September 30, 2004. The deficiencies identified by our management in December 2004 included (1) the communication between business unit personnel and financial reporting personnel with respect to the accounting for certain transactions associated with our predecessor’s CDO investments and other company activity, (2) the level of training of accounting and financial reporting personnel, and (3) the level of detailed, quality control review of our predecessor’s financial statements. Taken together, management concluded that these deficiencies rose to the level of a material weakness in our predecessor’s internal controls over financial reporting for the three months ended September 30, 2004.

In December 2004, our prior independent registered public accounting firm, Ernst & Young LLP, advised our management and audit committee that it considered our internal controls over financial reporting to have the significant deficiencies identified by management in December 2004 which, considered in combination, constituted a material weakness in our internal controls. The term “material weakness” refers to an organization’s internal control deficiency in which the design or operation of a component of internal control does not reduce to a relatively low level the risk that a material misstatement may be contained in the organization’s financial statements. In March 2005, Ernst & Young LLP advised our management and audit committee that such significant deficiencies in our internal controls over financial reporting continued to exist.

Since December 2004, we have had to expend significant financial resources, and our management has had to spend significant time, in order to take a series of measures designed to remedy these significant deficiencies. We may continue to expend significant financial resources and time in order to improve our internal controls over financial reporting. However, under the supervision and with the participation of management, including the Chief

Executive Officer and Chief Financial Officer, the Company carried out an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2005 based on the “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based upon this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005. Additionally, Grant Thornton LLP, our current independent registered public accounting firm, has audited management’s assessment and has issued an attestation report concurring with management’s assessment.

We cannot assure you that there will not be any other significant deficiencies that in combination constitute material weaknesses in our internal control over financial reporting in the future.

Our ability to operate our business successfully would be harmed if key personnel with long-standing business relationships terminate their employment with us.

Our future success depends, to a significant extent, upon the continued services of our key personnel, including certain of our executive officers and Mr. Hamamoto in particular. For instance, the extent and nature of the experience of our executive officers and nature of the relationships they have developed with real estate developers and financial institutions are critical to the success of our business. Our executive officers have significant real estate investment experience. We cannot assure you of their continued employment with us. The loss of services of certain of our executive officers could harm our business and our prospects.

In connection with the IPO, our board of directors has adopted the NorthStar Realty Finance Corp. Long-Term Incentive Bonus Plan, which we refer to as the incentive bonus plan, in order to retain and incentivize officers and certain key employees. At December 31, 2005, based on the facts and information then available and assumptions regarding the returns on our investments at December 31, 2005, our management estimates that we will meet the hurdle of 12.5% return on invested capital during two one-year performance periods beginning October 1, 2005 and 2006 under the incentive bonus plan, and therefore, at December 31, 2005, we expect to issue awards under the incentive bonus plan. However, if we do not meet the return hurdles that our compensation committee established under the incentive bonus plan for the two-year period beginning October 1, 2005, we will ultimately not grant any awards under this plan to members of our management or other of our employees who provide services to us. As a result, we may be unable to motivate and retain our management and these other employees. Our inability to motivate and retain these individuals could also harm our business and our prospects. Additionally, competition for experienced real estate professionals could require us to pay higher wages and provide additional benefits to attract qualified employees, which could result in higher compensation expenses to us.

We may not be able to renew our office sublease expiring in September 2007 or renew our sublease on comparable terms, which could have an adverse impact on our financial condition, results of operations and business.

Our primary office space, which we have subleased from NorthStar Capital, is set to expire in September 2007. Given the highly competitive leasing market and price appreciation in New York City since the commencement of the original lease, following September 2007 we will not likely be able to lease this office space on terms comparable to our existing terms, if at all. Paying more for this existing office space or relocating our business to a new office space could have an adverse impact on our financial condition and results of operations and could have the effect of diverting our resources away from the focus of our core businesses.

Our financial condition and results of operations depend on our ability to manage future growth effectively.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on our ability to identify and invest in subordinated and senior real estate debt, real estate securities and net lease properties that meet our investment criteria. Accomplishing this result on a cost-effective basis is largely a function of our structuring of the investment process and our access to financing on acceptable terms. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our management has limited experience operating a publicly-owned REIT.

We commenced operations upon consummation of our IPO in October 2004. Our management has limited experience operating a publicly-owned REIT. Given our recent IPO, you will be limited in fully evaluating our management’s public company and REIT operational abilities and performance.

We are subject to potential conflicts of interest in our relationship with our management relating to the time such individuals may devote to other matters for NorthStar Capital, and with NorthStar Capital, and our conflict of interest policies may not successfully eliminate the influence of such conflicts.

Our President and Chief Executive Officer, David Hamamoto, is the Co-Chief Executive Officer of NorthStar Capital. We expect that Mr. Hamamoto will devote a majority of his time and efforts to managing our affairs. However, he also devotes such time as is necessary to the management of NorthStar Capital’s business operations, and he may engage in other business ventures. As a result, Mr. Hamamoto may be subject to conflicts in prioritizing his time and efforts. Mr. McCready, our general counsel and secretary, also serves as a director and the President and Chief Operating Officer of NorthStar Capital. While Mr. McCready continues to devote a significant amount of his time to the business of NorthStar Capital, he devotes the majority of his time and efforts to our business affairs.

In the future, we may enter into additional transactions with NorthStar Capital with the approval of the independent members of our board. Although Maryland law addresses certain conflicts of interest situations and our board has adopted certain policies relating to conflicts of interest requiring, among other things, that all transactions in which directors or executive officers have a material interest be approved by a majority of our disinterested directors, our policies or Maryland law requirements may not be successful in eliminating the influence of such conflicts.

Assuming redemption of all operating partnership units beneficially owned by NorthStar Capital for shares of our common stock, NorthStar Capital would beneficially own approximately 11% of our common stock and may be able to significantly influence matters submitted to a vote of our stockholders.

Assuming redemption of all operating partnership units beneficially owned by NorthStar Capital for shares of our common stock, NorthStar Capital would beneficially own approximately 11% of our outstanding common stock. If NorthStar Capital causes the redemption of these operating partnership units and we elect to issue shares of our common stock in exchange for such units, NorthStar Capital may be able to significantly influence the election of all of the members of our board of directors and the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness and the issuance of any additional shares of common stock or other equity securities. NorthStar Capital’s influence over us may not always be exerted in a manner consistent with the interests of our other stockholders and securityholders.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we are a holding company that conducts its businesses through subsidiaries, this means that the securities issued by our subsidiaries that rely on the exception from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

A majority of our subsidiaries rely on exceptions and exemptions from the Investment Company Act. These exceptions and exemptions limit the types of assets these subsidiaries may purchase. For instance, CDO II, CDO III and CDO V rely on the exemption from the Investment Company Act provided by Rule 3a-7 thereunder, which is available for certain structured financing vehicles. This exemption limits the ability of these CDOs to sell their assets and reinvest the proceeds from asset sales. Our subsidiary that invests in net lease properties and certain other subsidiaries rely on the exception from the definition of “investment company” provided by Sections 3(c)(6) and 3(c)(5)(C) of the Investment Company Act, which except companies that primarily invest in real estate, mortgages and certain other qualifying real estate assets. These exceptions limit the ability of these entities to invest in many types of real estate related assets and their holding companies. We believe that neither our operating partnership nor the subsidiary REIT through which we hold the substantial majority of our investments are investment companies because each of them satisfy the 40% test of Section 3(a)(1)(C). We must monitor their holdings to ensure that the value of their investment securities do not exceed 40% of their respective total assets (exclusive of government securities and cash items) on an unconsolidated basis. Our subsidiaries that engage in operating businesses are not limited by the Investment Company Act.

If the combined value of the investment securities issued by our subsidiaries that rely on the exception provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Maryland takeover statutes may prevent a change of our control. This could depress our stock price.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form previously paid by the interested stockholder for its shares.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations (a) between us and NorthStar Capital or any of its affiliates and (b) between us and any person, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements do not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirements and the other provisions in the statute.

Our authorized but unissued common and preferred stock and other provisions of our charter and bylaws may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock and authorizes our board, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Our board could establish a series of common stock or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

Our charter and bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Maryland law also allows a corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to a classified board, unless its charter prohibits such an election. Our charter contains a provision prohibiting such an election to classify our board under this provision of Maryland law. This makes the company more vulnerable to a change in control. If our stockholders voted to amend this charter provision and to classify our board of directors, the staggered terms of our directors could reduce the possibility of a tender offer or an attempt at a change in control even though a tender offer or change in control might be in the best interests of our stockholders.

Risks Related to REIT Tax Status

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We intend to continue to operate in a manner so as to qualify as a REIT for federal income tax purposes. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial and administrative interpretations exist. If the Internal Revenue Service disagrees with the application of these provisions to our assets or transactions, including assets we have owned and past transactions, our REIT status could be jeopardized. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year and did not qualify for certain statutory relief provisions, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock and other securities. We hold a substantial majority of our assets in a majority owned subsidiary, which we refer to as our private REIT. Our private REIT is organized to qualify as a REIT for federal income tax purposes. Our private REIT must also meet all of the REIT qualification tests under the Internal Revenue Code. If the private REIT did not qualify as a REIT, it is likely that NorthStar Realty would also not qualify as a REIT. If, for any reason, we failed to qualify as a REIT and unless we were entitled to relief under certain statutory relief provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify.

Complying with REIT requirements may force us to borrow funds to make distributions to stockholders or otherwise depend on external sources of capital to fund such distributions.

To qualify as a REIT, we are required to distribute annually at least 90% of our taxable income, subject to certain adjustments, to our stockholders. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. While we intend to continue to make distributions sufficient to avoid imposition of the 4% tax, there can be no assurance that we will be able to do so. We anticipate that distributions generally will be taxable as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain to the extent attributable to capital gain income recognized by us, or may constitute a return of capital to the extent that such distribution exceeds our earnings and profits as determined for tax purposes.

From time to time, we may generate taxable income greater than our net income for financial reporting purposes due to, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, if a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity.

Because of the distribution requirement, it is unlikely that we will be able to fund all future capital needs, including capital needs in connection with investments, from cash retained from operations. As a result, to fund future capital needs, we likely will have to rely on third-party sources of capital, including both debt and equity financings, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital will depend upon a number of factors, including the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through taxable subsidiary corporations.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for federal income tax purposes we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.

We must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, qualified real estate assets and securities of taxable REIT subsidiaries) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than government securities, qualified real estate assets and securities of taxable REIT subsidiaries), and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate or forego otherwise attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to reduce interest rate risk or foreign currency risk on indebtedness incurred to acquire or carry real estate assets, any income that we derive from the contract would be excluded from gross income for purposes of calculating the REIT 95% gross income test if specified requirements are met, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Liquidation of collateral may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage and preferred equity investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder. For example, legislation enacted in 2003 generally reduced the federal income tax rate on most dividends paid by corporations to investors, taxed at individual rates, to a maximum of 15%. REIT dividends, with limited exceptions, do not benefit from the rate reduction, because a REIT’s income is generally not subject to corporate level tax. As such, this legislation could cause shares in non-REIT corporations to be a more attractive investment to investors taxed at individual rates than shares in REITs and could have an adverse effect on the value of our common stock.

The stock ownership restrictions of the Internal Revenue Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our stock and restrict our business combination opportunities.

To qualify as a REIT, five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, may not own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year (other than the first year for which a REIT election is made). Attribution rules in the Internal Revenue Code determine if any individual or entity actually or constructively owns our stock under this requirement. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first year for which an election is made). To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person, including entities, may own more than 9.8% of the value of our outstanding shares of stock or more than 9.8% in value or number (whichever is more restrictive) of our outstanding shares of common stock. The board may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in the termination of our status as a REIT. Despite these restrictions, it is possible that there will be five or fewer individuals who own more than 50% in value of our outstanding shares, which could cause us to fail to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

The prohibited transactions tax may limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including loans, held primarily for sale to customers in the ordinary course of business. If we securitize loans in a manner that was for federal income tax purposes treated as a sale of the loans we may be subject to the prohibited transaction tax. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

If our CDO issuer that is a taxable REIT subsidiary is subject to federal income tax at the entity level, it would greatly reduce the amounts that CDO issuer would have available to distribute to us and that it would have available to pay its creditors.

N-Star Real Estate CDO I, Ltd., or CDO I, the issuer in our first CDO transaction, elected to be a taxable REIT subsidiary and is organized as a Cayman Islands company. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that CDO I and any other of our CDO issuers that are taxable REIT subsidiaries will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the Internal Revenue Service, or IRS, were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDO issuers would have available to distribute to us and to pay to their creditors.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our current and future securitizations could be considered to result in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to an unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, although the law on the matter is not clear, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool that is allocable to the percentage of our stock owned in record name by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income. In that case, all of our investors and not just our investors who are “disqualified organizations” will bear a portion of the cost associated with the imposition of such tax on us. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS AND EARNINGS TO FIXED CHARGES

	For the Period from October 29, 2004 through December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)

Ratio of earnings to combined fixed charges and preferred stock dividends(1)	(0.27) to 1.00	1.25 to 1.00

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(1)

We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. We have not issued any preferred stock as of the date of this prospectus, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods. Earnings have been calculated by adding fixed charges to income (loss) from continuing operations. Fixed charges consist of interest expense and amortization of deferred financing costs. For the period October 29, 2004 through December 31, 2004, earnings were inadequate to cover fixed charges. The coverage deficiency totaled $5.8 million.

USE OF PROCEEDS

Except as may be set forth in a particular prospectus supplement, we will use the net proceeds from sales of securities for general corporate purposes, which may include repayment of indebtedness, purchase of new investments, or other general corporate purposes. We will not receive any proceeds from the sale of common stock by a selling stockholder.

DESCRIPTION OF DEBT SECURITIES

Please note that in this section entitled “Description of Debt Securities,” references to Northstar Realty Finance Corp., “we”, “our” and “us” refer only to Northstar Realty Finance Corp. and not to its subsidiaries unless the context requires otherwise. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in our debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any property or assets of ours or any of our subsidiaries. Thus, by owning a debt security, you are an unsecured creditor of Northstar Realty Finance Corp.

The senior debt securities will be issued under our senior debt indenture described below and will rank equally with all of our other senior unsecured and unsubordinated debt.

The subordinated debt securities will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the subordinated debt indenture, as it may be supplemented from time to time. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness, unless otherwise described in the prospectus supplement relating to any series of debt securities. Our senior indebtedness is, and any additional senior indebtedness will be, structurally subordinate to the indebtedness of our subsidiary. See “– Our Debt Securities Are Structurally Subordinated to Indebtedness of Our Subsidiaries” below.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

The senior debt securities and the subordinated debt securities are each governed by a document called an indenture — the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and the trustee under the indentures. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture. At or prior to the time of offering of our debt securities, we will appoint a trustee under the applicable indenture. We will state who that trustee is in the applicable prospectus supplement.

The trustee under each indenture has two main roles:

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First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “– Default, Remedies and Waiver of Default.”

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Second, the trustee performs administrative duties for us, such as sending interest payments and notices.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

We May Issue Many Series of Debt Securities

We may issue as many distinct series of debt securities under either debt indenture as we wish. This section of the prospectus summarizes terms of the securities that apply generally to all series. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

As you read this section of the prospectus, please remember that the specific terms of your debt security will be described in the accompanying prospectus supplement and, if applicable, modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement have the meanings described in this prospectus, unless otherwise specified.

Amounts That We May Issue

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities in amounts that exceed the total amount specified on the cover of this prospectus up to the aggregate amount authorized by us for each series, at any time without your consent and without notifying you.

The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities, unless otherwise described in the prospectus supplement relating to any series of debt securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, unless otherwise described in the prospectus supplement relating to any series of debt securities.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding for certain determinations under the indenture.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment.

When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Our Debt Securities Are Structurally Subordinated to Indebtedness of our Subsidiaries

Because our assets consist principally of interests in the subsidiaries through which we own our properties and conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. Furthermore, because one of our subsidiaries is a partnership in which we are a general partner, we may be liable for their obligations. We may also guarantee some obligations of our subsidiaries. Any liability we may have for our subsidiaries’ obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our debt securities.

This Section Is Only a Summary

The indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed forms of the indentures with the SEC as exhibits to our registration statements. See “Where You Can Find More Information” below for information on how to obtain copies of them.

This section and your prospectus supplement summarize all the material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms.

Governing Law

The indentures and the debt securities will be governed by New York law.

Currency of Debt Securities

Amounts that become due and payable on a debt security in cash will be payable in a currency, currencies or currency units specified in the accompanying prospectus supplement. We refer to this currency, currencies or currency units as a “specified currency.” The specified currency for a debt security will be U.S. dollars, unless your prospectus supplement states otherwise. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to us or the underwriters, agents or dealers that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that firm. We will make payments on a debt security in the specified currency, except as described below in “– Payment Mechanics for Debt Securities.”

Form of Debt Securities

We will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by that global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance.”

In addition, we will issue each debt security in fully registered form, without coupons.

Information in the Prospectus Supplement

A prospectus supplement will describe the specific terms of a particular series of debt securities, which will include some or all of the following:

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the title of the debt securities;

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whether they are senior debt securities or subordinated debt securities;

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any limit on the aggregate principal amount of the debt securities of the same series;

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the person to whom any interest on any debt security of the series will be payable, if other than the person in whose name the debt security is registered at the close of business on the regular record date;

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the stated maturity;

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the specified currency, currencies or currency units for principal and interest, if not U.S. dollars;

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the price at which we originally issue the debt securities, expressed as a percentage of the principal amount, and the original issue date;

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whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

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if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any, and the interest payment dates;

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the regular record date for any interest payable on any interest payment date;

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the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

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the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

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if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

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any index or formula used to determine the amount of payments of principal of and any premium and interest on the debt securities;

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if the debt securities may be converted into or exchanged for our common stock or preferred stock or other securities, the terms on which the conversion or exchange may occur, including whether exchange is mandatory, at the option of the holder or at our option, the period during which exchange may occur, the initial conversion or exchange rate and the circumstances or manner in which the amount of common or preferred shares issuable upon conversion or exchange may be adjusted or calculated according to the market price of our common stock or preferred stock or such other securities;

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if the debt securities are also original issue discount debt securities, the yield to maturity;

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if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration of the maturity of the debt securities;

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if applicable, the circumstances under which the debt securities may be mandatorily redeemed by us, redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

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if the principal amount of the debt securities which will be payable at the maturity of the debt securities will not be determinable as of any date before maturity, the amount which will be deemed to be the outstanding principal amount of the debt securities;

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the applicability of any provisions described under “– Defeasance and Covenant Defeasance”;

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the depositary for the debt securities, if other than The Depository Trust Company, and any circumstances under which the holder may request securities in non-global form;

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the applicability of any provisions described under “– Default, Remedies and Waiver of Default”;

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any additional covenants applicable to the debt securities and any elimination of or modification to the covenants described under “– Covenants”;

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the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt securities;

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the U.S. federal income tax consequences to holders of fixed rate debt securities that are zero coupon or original issue discount debt securities, floating rate debt securities, indexed debt securities or original issue discount debt securities; and

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any other terms of the debt securities, which could be different from those described in this prospectus.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, a debt security will not be entitled to the benefit of any sinking fund – that is, we will not deposit money on a regular basis into any separate custodial account to repay the debt securities. In addition, we will not be entitled to redeem a debt security before its stated maturity unless the prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy a debt security from you before its stated maturity unless your prospectus supplement specifies one or more repayment dates.

If your applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of the debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If we redeem less than all the debt securities of any series, we will, at least 60 days before the redemption date set by us or any shorter period that is satisfactory to the trustee, notify the trustee of the redemption date, of the principal amount of debt securities to be redeemed and if applicable, of the tenor of the debt securities to be redeemed. The trustee will select from the outstanding securities of the series the particular debt securities to be redeemed not more than 60 days before the redemption date. This procedure will not apply to any redemption of a single debt security.

If your prospectus supplement specifies a redemption commencement date, the debt security will be redeemable at our option at any time on or after that date or at a specified time or times. If we redeem the debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which the debt security is redeemed.

If your prospectus supplement specifies a repayment date, the debt security will be repayable at the holder’s option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

If we exercise an option to redeem any debt security, we will give to the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in “– Notices.”

If a debt security represented by a global debt security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another entity. We are also permitted to sell our assets substantially as an entirety to another entity. With regard to any series of debt securities, however, unless otherwise indicated in the applicable prospectus supplement, we may not take any of these actions unless all the following conditions are met:

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If the successor entity in the transaction is not us, the successor entity must be a corporation, partnership or trust organized under the laws of the United States, any state in the United States or the District of Columbia and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series.

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Immediately after giving effect to the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us a default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “– Default, Remedies and Waiver of Default.”

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We or any successor entity, as the case may be, must take such steps as will be necessary to secure the debt securities of that series equally and ratably with or senior to all new indebtedness if, as a result of the transaction, properties or assets of Northstar Realty Finance Corp. would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the applicable indenture.

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We have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the transaction complies in all respects with the indenture.

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of us but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, as it may be supplemented from time to time, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as the principal of and premium, if any, and interest on all indebtedness of us, other than the subordinated debt securities, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (a) for money borrowed, (b) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (c) obligations of us as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which we are a party. For the purpose of this definition, “interest” includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that the claim for post-petition interest is allowed in the proceeding. Also for the purpose of this definition, “indebtedness of us” includes indebtedness of others guaranteed by us and amendments, renewals, extensions, modifications and refundings of any indebtedness or obligation of the kinds described in the first sentence of this paragraph. However, “indebtedness of us” for the purpose of this definition does not include any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation, or under which the indebtedness or obligation is outstanding, provides that the indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

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in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceeding involving us or our assets;

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in the event of any liquidation, dissolution or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

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in the event of any assignment for the benefit of creditors or any other marshalling of assets and liabilities of us;

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if any subordinated debt securities of ours have been declared due and payable before their stated maturity; or

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(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or if any event of default with respect to any senior debt of ours has occurred and is continuing, permitting the holders of that senior debt of ours or a trustee to accelerate the maturity of that senior debt, unless the event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded, or (b) if any judicial proceeding is pending with respect to a payment default or an event of default described in (a).

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that they know is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Covenants

The following covenants apply to Northstar Realty Finance Corp. with respect to the debt securities of each series unless otherwise specified in the applicable prospectus supplement.

Existence. Except as described above under “Mergers and Similar Transactions,” we must do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, we are not required to preserve any right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of our business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

Payment of Taxes and Other Claims. We are required to pay or discharge or cause to be paid or discharged (a) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or the income, profits or property of any subsidiary and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any subsidiary. We must pay these taxes and other claims before they become delinquent. However, we are not required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Additional covenants described in the applicable prospectus supplement may apply to us with respect to a particular series of debt securities.

Defeasance and Covenant Defeasance

The provisions for full defeasance and covenant defeasance described below apply to each senior and subordinated debt security if so indicated in the applicable prospectus supplement.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

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We must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

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(a) No event of default under the indenture may have occurred and be continuing and (b) no event of default described in the sixth bullet point under “– Default, Remedies and Waiver of Default – Events of Default” may have occurred and be continuing at any time during the 90 days following the deposit in trust;

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There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt security would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you would recognize gain or loss on your debt security; and

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We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever fully defeased your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment if there was any shortfall.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants relating to your debt security listed in the bullets below and any additional restrictive covenants that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for any debt securities, we must take the same steps as are required for full defeasance.

If we accomplish covenant defeasance with regard to your debt security, the following provisions of the applicable indenture and your debt security would no longer apply:

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The requirement to secure the debt securities equally and ratably with all new indebtedness in the event of a consolidation;

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The covenants regarding existence and payment of taxes and other claims;

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Any additional covenants that your prospectus supplement states are applicable to your debt security; and

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The events of default resulting from a breach of covenants, described below in the fourth, fifth and seventh bullet points under “– Default, Remedies and Waiver of Default – Events of Default.”

If we accomplish covenant defeasance on your debt security, we must still repay your debt security if there is any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default. Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

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We do not pay interest on any debt security of that series within 30 days after the due date;

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We do not pay the principal or any premium of any debt security of that series on the due date;

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We do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under the applicable prospectus supplement;

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We remain in breach of any covenant we make in the indenture for the benefit of the relevant series for 90 days after we receive a written notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 10% in principal amount of the relevant series of debt securities;

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We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur; or

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If your prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

Remedies If an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “– Subordination Provisions.”

If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated, a judgment for payment has not yet been obtained, we pay or deposit with the trustee an amount sufficient to pay all amounts due on the securities of the series, and all events of default with respect to the series, other than the nonpayment of the accelerated principal, have been cured or waived, then the holders of a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

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The holder of your debt security must give the trustee written notice of a continuing event of default;

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The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

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The trustee must not have taken action for 60 days after the above steps have been taken; and

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During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Waiver of Default. The holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security or a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series, however, without the approval of the particular holder of that debt security.

We Will Give the Trustee Information About Defaults Annually. We will furnish to each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the indenture.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity. Book-entry and other indirect owners are described below under “Legal Ownership and Book-Entry Issuance.”

Changes of the Indentures Requiring Each Holder’s Approval

There are certain changes that cannot be made without the approval of each holder of a debt security affected by the change under a particular indenture. Here is a list of those types of changes:

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change the stated maturity for any principal or interest payment on a debt security;

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reduce the principal amount or the interest rate or the premium payable upon the redemption of any debt security;

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reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

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change the currency of any payment on a debt security;

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change the place of payment on a debt security;

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impair a holder’s right to sue for payment of any amount due on its debt security;

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reduce the percentage in principal amount of the debt securities of any series, the approval of whose holders is needed to change the applicable indenture or those debt securities;

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reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; and

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change the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Modification of Subordination Provisions

We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series, voting together as one class.

Changes of the Indentures Not Requiring Approval

Another type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Changes of the Indentures Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

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If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

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If the change affects the debt securities of more than one series of debt securities issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of each series affected by the change.

In each case, the required approval must be given by written consent.

The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging and similar transactions, which we describe above under “– Mergers and Similar Transactions.” If the requisite holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “– Changes of the Indentures Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

When holders take any action under either debt indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities Are Eligible

Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding”:

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if it has been surrendered for cancellation or cancelled;

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if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

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if we have fully defeased it as described above under “– Defeasance and Covenant Defeasance – Full Defeasance”;

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if it has been exchanged for other debt securities of the same series due to mutilation, destruction, loss or theft; or

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if we or one of our affiliates is the owner, unless the debt security is pledged under certain circumstances described in the indenture.

Eligible Principal Amount of Some Debt Securities

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

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For an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default;

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For a debt security whose principal amount is not determinable, we will use any amount that we indicate in the applicable prospectus supplement for that debt security. The principal amount of a debt security may not be determinable, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

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For debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer of Debt Securities

Unless we indicate otherwise in your prospectus supplement, the debt securities will be issued:

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only in fully registered form; and

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in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of the same series in any authorized denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the registration, exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If a debt security is issued as a global debt security, only the depositary — e.g., The Depository Trust Company, Euroclear and Clearstream — will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible into or exchangeable for our common stock or preferred stock, the rules governing that type of exchange will be described in the applicable prospectus supplement.

Payment Mechanics for Debt Securities

Who Receives Payment?

If interest is due on a debt security on an interest payment date, we will pay the interest to the person in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as described below under “– Payment and Record Dates for Interest.” If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment or, in the case of a global debt security, in accordance with the applicable policies of the depositary, Euroclear and Clearstream, as applicable.

Payment and Record Dates for Interest

Unless we specify otherwise in the applicable prospectus supplement, interest on any fixed rate debt security will be payable semiannually each May 15 and November 15 and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will be the May 1 or November 1 next preceding that interest payment date. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. These record dates will apply regardless of whether a particular record date is a “business day,” as defined below. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Business Day. The term “business day” means, with respect to the debt securities of a series, a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the place of payment for the debt securities of that series are authorized or obligated by law or executive order to close and that satisfies any other criteria specified in the applicable prospectus supplement.

How We Will Make Payments Due in U.S. Dollars

We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled “Legal Ownership and Book-Entry Issuance – What Is a Global Security?”

Payments on Non-Global Debt Securities. We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request a wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

How We Will Make Payments Due in Other Currencies

We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Debt Securities. We will make payments on a global debt security in accordance with the applicable policies as in effect from time to time of the depositary, which will be DTC, Euroclear or Clearstream. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities in global form. We understand that DTC’s policies, as currently in effect, are as follows.

Unless otherwise indicated in your prospectus supplement, if you are an indirect owner of global debt securities denominated in a specified currency other than U.S. dollars and if you have the right to elect to receive payments in that other currency and do so elect, you must notify the participant through which your interest in the global debt security is held of your election:

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on or before the applicable regular record date, in the case of a payment of interest; or

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on or before the 16th day before the stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to the stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC’s procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC’s instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under “– Conversion to U.S. Dollars.” We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Indirect owners of a global debt security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payments on Non-Global Debt Securities. Except as described in the last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and which is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee’s records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the applicable indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect owners of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

Conversion to U.S. Dollars. When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global debt security or a non-global debt security as described above, the exchange rate agent described below will calculate the U.S. dollar amount the holder receives in the exchange rate agent’s discretion.

A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

When the Specified Currency Is Not Available. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control — such as the imposition of exchange controls or a disruption in the currency markets — we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below, in its discretion.

The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the applicable indenture.

Exchange Rate Agent. If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be in its sole discretion unless we state in the applicable prospectus supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the applicable indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or the applicable indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under “– Payment and Record Dates for Interest.”

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify the trustee of changes in the paying agents.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with an offering of our warrants.

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

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The title of such warrants.

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The offering price for such warrants, if any.

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The aggregate number of such warrants.

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The securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities).

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The exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration).

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The period during which the warrants may be exercised.

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Any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise.

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If applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security.

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If applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable.

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The date on which the right to exercise such warrants shall commence and the date on which such right shall expire.

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If applicable, the minimum or maximum amount of such warrants that may be exercised at any one time.

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The place or places where warrants can be presented for exercise or for registration of transfer or exchange.

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Any other material terms of the warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

General

Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 250,000,000 shares of preferred stock, $0.01 par value per share. In addition, our charter authorizes our board of directors, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. At December 31, 2005, there were 30,464,930 shares of common stock and no shares of preferred stock issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

All shares of common stock that may be offered by this prospectus will be, upon payment therefor, duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters (other than certain amendments to the provisions of our charter relating to the removal of directors and amendments) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of additional shares of common stock or shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Our charter authorizes our board of directors to increase the number of authorized shares of common or preferred stock, issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

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The title of the series.

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Any limit upon the number of shares of the series which may be issued.

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The preference, if any, to which holders of the series will be entitled upon our liquidation.

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The date or dates on which we will be required or permitted to redeem shares of the series.

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The terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed.

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The voting rights of the holders of the preferred stock.

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The dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative).

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The right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights.

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Any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series.

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Any other material terms of the series.

Holders of shares of preferred stock will not have preemptive rights.

Transfer Restrictions

For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Internal Revenue Code do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% of the aggregate value of the outstanding shares of our stock. In addition, no person, including entities, may acquire or hold directly or indirectly our common stock in excess of 9.8% (in value or number, whatever is more restrictive) of the outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter.

Any attempted transfer of shares of our stock that would result in shares of our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust, for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. The shares transferred to the trust will generally be selected so as to minimize the aggregate value of shares transferred to the trust. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock is required, upon our demand within 30 days after the end of each taxable year, to give us written notice stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement which we will file with the SEC in connection with an issuance of depositary shares.

We may issue depositary shares evidenced by depositary receipts representing interests in shares of a particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions. Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares. Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting. Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference. Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion. If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement. We and the depositary may amend a deposit agreement and the form of depositary receipt, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

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All outstanding depositary shares to which it relates have been redeemed.

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Each share of preferred stock has been converted into or exchanged for common stock.

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The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous. There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF UNITS

We may issue units comprising one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

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the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

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any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

IMPORTANT PROVISIONS OF MARYLAND LAW AND
OF OUR CHARTER AND BYLAWS

The following description of the terms of certain provisions of Maryland law and our charter and bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Our Charter and Bylaws

We were incorporated in the State of Maryland on October 7, 2003. Our current effective charter was filed with the State of Maryland on October 20, 2004. Our bylaws were adopted on November 4, 2003 and amended on April 21, 2005.

Our Board of Directors

Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the Maryland General Corporation Laws (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

Our charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provisions in our charter and bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations (a) between us and NorthStar Capital or any of its affiliates and (b) between us and any person, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

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one-tenth or more but less than one-third,

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one-third or more but less than a majority, or

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a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

Amendment to Our Charter

Our charter, except its provisions relating to removal of directors and certain amendments related thereto, may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Dissolution

The dissolution of the company must be declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

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a classified board;

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a two-thirds vote requirement for removing a director;

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a requirement that the number of directors be fixed only by vote of the directors;

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a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and fill vacancies on the board and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting. Our charter prohibits us from classifying our board through an election under subtitle 8 of Title 3 of the Maryland General Corporation Law.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by our board of directors or (3) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors, or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter relating to removal of directors and filling vacancies on our board and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

SELLING STOCKHOLDERS

We are registering for resale up to 4,605,915 shares of common stock to be sold by persons that received units issued by our operating partnership on October 29, 2004 in connection with our initial public offering. Each unit is redeemable, at the option of the holder of the unit, for either cash equal to the value of a share of common stock or a share of common stock, at our election. We will determine at the time that a unit is tendered for redemption whether to deliver cash or shares of common stock.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our securities. For purposes of this summary, references to NorthStar Realty mean only NorthStar Realty Finance Corp. and not our operating partnership or other subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of NorthStar Realty, and of its subsidiaries and other lower-tier and affiliated entities, will each be in accordance with its applicable organizational documents or partnership agreement. This summary of the material federal income tax consequences of an investment in our securities does not purport to discuss all aspects of federal income taxation that may be relevant to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

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financial institutions;

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insurance companies;

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broker-dealers;

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regulated investment companies;

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holders who receive NorthStar Realty securities through the exercise of employee stock options or otherwise as compensation; and

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persons holding NorthStar Realty securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

This summary assumes that investors will hold our securities as capital assets, which generally means as property held for investment.

The federal income tax treatment of holders of NorthStar Realty securities depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding NorthStar Realty securities to any particular investor will depend on the investor’s particular tax circumstances. You should consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you, in light of your particular investment or tax circumstances, of acquiring, holding, exchanging, or otherwise disposing of NorthStar Realty securities.

Taxation of NorthStar Realty

Each of NorthStar Realty and the private REIT has elected to be taxed as a REIT commencing with its taxable year ended December 31, 2004. We believe that each of NorthStar Realty and the private REIT has qualified for taxation as a REIT and intends to continue to operate in such a manner.

The law firm of Hunton & Williams LLP has acted as our special tax counsel in connection with the preparation of this prospectus. It is the opinion of Hunton & Williams LLP that each of NorthStar Realty and the private REIT qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code for its taxable years ended December 31, 2004 and December 31, 2005, and NorthStar Realty’s and the private REIT’s organization and current and proposed method of operations will enable each of them to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future. The opinion of Hunton & Williams LLP will be filed with the SEC prior to the registration statement of which this prospectus is a part being declared effective. It must be emphasized that the opinion of Hunton & Williams LLP is conditioned upon factual representations and covenants made by the management of NorthStar Realty and affiliated entities regarding its organization, assets and the past, present and future conduct of its business operations. While each of NorthStar Realty and the private REIT intends to operate so that each of them will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of NorthStar Realty, no assurance can be given by Hunton & Williams LLP, NorthStar Realty or the private REIT that each of NorthStar Realty and the private REIT will so qualify for any particular year. The opinion of Hunton & Williams LLP, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, is expressed as of the date issued, and does not cover subsequent periods. Hunton & Williams LLP will have no obligation to advise NorthStar Realty or the holders of NorthStar Realty securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on the ability of each of NorthStar Realty and the private REIT to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Hunton & Williams LLP on an ongoing basis. In addition, each of NorthStar Realty’s and the private REIT’s ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, which could include affiliates that have made elections to be taxed as REITs, the status of which may not have been reviewed by Hunton & Williams LLP. Furthermore, if the private REIT fails to qualify as a REIT, it is likely that NorthStar Realty would also not qualify as a REIT. Each of NorthStar Realty’s and the private REIT’s ability to qualify as a REIT also requires that it satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by NorthStar Realty. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of each of NorthStar Realty’s and the private REIT’s operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon the ability of NorthStar Realty and our private REIT to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “— Requirements for Qualification – General.” While each of NorthStar Realty and our private REIT has operated and intends to continue to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge Northstar Realty’s or our private REIT’s qualification, or that either will be able to operate in accordance with the REIT requirements in the future. See “– Failure to Qualify” below. Unless otherwise noted, the discussion of the REIT qualification rules below applies both to NorthStar Realty and our private REIT.

Provided that NorthStar Realty qualifies as a REIT, it generally will not be subject to federal income tax on its REIT taxable income that is distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that has historically resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”) generally lowered the rate at which stockholders taxed as individuals are taxed on corporate dividends, from a maximum of 38.6% under prior law to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from NorthStar Realty or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.

If NorthStar Realty qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

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NorthStar Realty will be taxed at regular corporate rates on any taxable income, including undistributed net capital gains, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned;

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NorthStar Realty may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses;

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If NorthStar Realty has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “– Prohibited Transactions” and “– Foreclosure Property” below;

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If NorthStar Realty elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” it may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

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If NorthStar Realty fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its intended qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect the profitability of such gross income;

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In the event of a more than de minimis failure of the asset tests occurring after January 1, 2005, as described below under “– Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, NorthStar Realty disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which NorthStar Realty identifies such failure and NorthStar Realty files a schedule with the IRS describing the assets that caused such failure, NorthStar Realty will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which it failed to satisfy such asset tests.

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In the event of a failure to satisfy one or more requirements for REIT qualification occurring after January 1, 2005, other than the gross income tests and the asset tests, NorthStar Realty will be required to pay a penalty of $50,000 for each such failure.

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If NorthStar Realty fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, NorthStar Realty will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed, plus (2) retained amounts on which income tax is paid at the corporate level;

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NorthStar Realty may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “– Requirements for Qualification – General”;

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A 100% tax may be imposed on certain items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm’s length pricing standard;

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If NorthStar Realty acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code), in a transaction in which the adjusted tax basis of the assets in the hands of NorthStar Realty is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, NorthStar Realty will be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes the built-in gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the transfer of the assets to the REIT as a deemed sale;

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NorthStar Realty may form subsidiaries or acquire interests in other lower-tier entities that are subchapter C corporations, including domestic taxable REIT subsidiaries, the earnings of which would be subject to federal corporate income tax; or

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If NorthStar Realty owns a residual interest in a real estate mortgage investment conduit, or REMIC, it will be taxable at the highest corporate rate on the portion of any excess inclusion income that it derives from the REMIC residual interests equal to the percentage of its stock that is held in record name by “disqualified organizations.” Although the law is unclear, similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that NorthStar Realty owns a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, it will not be subject to this tax. For a discussion of “excess inclusion income,” see “– Taxable Mortgage Pools.” A “disqualified organization” includes:

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the United States;

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any state or political subdivision of the United States;

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any foreign government;

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any international organization;

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any agency or instrumentality of any of the foregoing;

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any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

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any rural electrical or telephone cooperative.

NorthStar Realty does not currently intend to hold REMIC residual interests, but certain of its financing activities may result in the treatment of it or a portion of its assets as a taxable mortgage pool.

In addition, NorthStar Realty and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. NorthStar Realty could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification – General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) which would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities); and

(7) which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. NorthStar Realty’s charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist NorthStar Realty in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. NorthStar Realty was not required to satisfy conditions (5) and (6) for its taxable year ended December 31, 2004.

To monitor compliance with the share ownership requirements, NorthStar Realty is generally required to maintain records regarding the actual ownership of its shares. To do so, NorthStar Realty must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by NorthStar Realty). A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of NorthStar Realty. Failure by NorthStar Realty to comply with these record keeping requirements could subject it to monetary penalties. If NorthStar Realty satisfies these requirements and has no reason to know that condition (6) is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

NorthStar Realty’s ability to satisfy the share ownership requirements of condition (6) depends in part on the relative values of our common stock, voting preferred stock that we may issue, and any other classes of stock that might be issued in the future. Although NorthStar Realty believes that the stockholder ownership limitations contained in its charter will enable it to meet such requirements, the relative values of its classes of stock have not been determined by independent appraisal, and no assurance can be given that, despite compliance with the charter limitations, the relative values of the classes of stock would not be successfully challenged by the IRS so as to cause NorthStar Realty to fail condition (6).

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. NorthStar Realty satisfies this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “– Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the American Jobs Creation Act of 2004 (the “2004 Act”) includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “– Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. These provisions of the 2004 Act became effective beginning with the 2005 tax year. If NorthStar Realty were to fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT. Even if such relief provisions were available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, NorthStar Realty’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest (including its interest in the operating partnership) are treated as assets and items of income of NorthStar Realty for purposes of applying the REIT requirements. NorthStar Realty’s proportionate share is generally determined, for these purposes, based upon its percentage interest in the partnership’s equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by us. Consequently, to the extent that NorthStar Realty directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect NorthStar Realty’s ability to qualify as a REIT, even though NorthStar Realty may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “– Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by NorthStar Realty, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which NorthStar Realty holds an equity interest, are sometimes referred to in this prospectus as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of NorthStar Realty ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than NorthStar Realty, or another disregarded subsidiary of NorthStar Realty — the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect NorthStar Realty’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “– Asset Tests” and “– Income Tests.”

Taxable Subsidiaries. A REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary, or TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. A TRS may be subject to corporate income tax on its earnings, which may reduce the cash flow generated by NorthStar Realty and its subsidiaries in the aggregate, and hence NorthStar Realty’s ability to make distributions to its stockholders.

We made a TRS election with respect to CDO I, the issuer of our equity interest in the first CDO issuance. The Internal Revenue Code and Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. CDO I, a Cayman Islands company, intends to rely on such exemption, and does not intend to operate so as to be subject to U.S. federal income tax on its net income. Therefore, despite CDO I’s status as a TRS, it generally would not be subject to U.S. federal corporate income tax on its earnings. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that CDO I would have available to distribute to NorthStar Realty and to pay to its creditors. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that CDO I will hold U.S. real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax.

Certain U.S. shareholders of certain non-U.S. corporations, such as CDO I, are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. NorthStar Realty is required to include in income, on a current basis, the earnings of CDO I. For a discussion of the treatment of the income inclusions from CDO I under the gross income test, see “– Income Tests.”

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Income Tests

In order to maintain its intended qualification as a REIT, NorthStar Realty annually must satisfy two gross income requirements. First, at least 75% of NorthStar Realty’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions”, must be derived from investments relating to real property or mortgages on real property, including “rents from real property”; dividends received from other REITs; interest income derived from mortgage loans secured by real property; income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of NorthStar Realty’s gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Gross income from NorthStar Realty’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with the 2005 taxable year, income and gain from “hedging transactions,” as defined in “– Hedging Transactions,” that NorthStar Realty enters into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test).

Rents received by NorthStar Realty will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. NorthStar Realty and its affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, NorthStar Realty and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT’s direct cost of providing the service. To the extent a TRS provides such non-customary services to NorthStar Realty’s tenants, NorthStar Realty must pay the TRS at least 150% of the direct cost of providing the services to qualify for a safe harbor from certain penalty taxes on non-arm’s-length transactions between a REIT and a TRS. Also, rental income will qualify as rents from real property only to the extent that NorthStar Realty does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If NorthStar Realty receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that NorthStar Realty has a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and NorthStar Realty’s income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

Among the assets held by NorthStar Realty and its subsidiaries are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, NorthStar Realty owns mezzanine loans that do not meet all of the requirements for reliance on this safe harbor. NorthStar Realty has invested, and will continue to invest, in mezzanine loans in manner that will enable it to continue to satisfy the REIT gross income and asset tests.

NorthStar Realty and its subsidiaries also hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. NorthStar Realty believes that its (and its subsidiaries’) participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge NorthStar Realty’s or its subsidiaries’ treatment of their participation interests.

NorthStar Realty may receive distributions from TRSs or other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by NorthStar Realty from a REIT, such as the private REIT, will be qualifying income in NorthStar Realty’s hands for purposes of both the 95% and 75% gross income tests.

NorthStar Realty treats certain income inclusions received with respect to its equity investments in CDO I as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position.

NorthStar Realty receives various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower’s income and profits. Other fees are not qualifying income for purposes of either gross income test.

For the 2005 and subsequent taxable years, any income or gain derived by NorthStar Realty or its pass-through subsidiaries from instruments that hedge certain risks, such as the risk of changes in interest rates with respect to debt incurred to acquire or carry real estate assets, will not be treated as income for purposes of calculating the 95% gross income test, provided that specified requirements are met. Such requirements include that the instrument hedges risks associated with indebtedness issued by NorthStar Realty or its pass-through subsidiaries that is incurred to acquire or carry “real estate assets” (as described below under “– Asset Tests”), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Generally, hedging income will constitute non-qualifying income for purposes of the 75% gross income test.

If NorthStar Realty fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of NorthStar Realty to meet these tests was due to reasonable cause and not due to willful neglect, NorthStar Realty attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether NorthStar Realty would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving NorthStar Realty, NorthStar Realty will not qualify as a REIT. As discussed above under “– Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the amount by which NorthStar Realty fails to satisfy the particular gross income test, adjusted to reflect the profitability of such gross income.

Asset Tests

At the close of each calendar quarter NorthStar Realty must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of NorthStar Realty must be represented by some combination of “real estate assets,” cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans and, under some circumstances, stock or debt instruments purchased with new capital. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by NorthStar Realty may not exceed 5% of the value of NorthStar Realty’s total assets. Third, NorthStar Realty may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” and certain other securities, as described below. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT’s total assets. NorthStar Realty does not currently hold any securities that would cause it to fail the 5%, 10% or 20% asset tests.

Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.” Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by NorthStar Realty that is issued by another REIT will not so qualify.

The 2004 Act contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset test requirements, or to maintain REIT qualification notwithstanding certain violations of the asset test and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the 2004 Act applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.

The 2004 Act also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which now has an expanded definition, and includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the 2004 Act provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is such that the partnership would satisfy the 75% gross income test described above under “– Income Tests.” The 2004 Act also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership. The changes described in this paragraph that were made by the 2004 Act generally have retroactive effect to taxable years beginning after December 31, 2000.

Any interests held by NorthStar Realty in a real estate mortgage investment conduit, or “REMIC,” are generally treated as qualifying real estate assets, and income derived by NorthStar Realty from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of NorthStar Realty’s interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT will be required to either distribute the excess inclusion income or pay a tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate of 30% (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders.

NorthStar Realty believes that its holdings of securities and other assets comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. Independent appraisals have not been obtained, however, to support NorthStar Realty’s conclusions as to the value of its assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that NorthStar Realty’s interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

Annual Distribution Requirements

In order to qualify as a REIT, NorthStar Realty is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

(a) the sum of:

(1) 90% of the “REIT taxable income” of NorthStar Realty (computed without regard to the deduction for dividends paid and net capital gains of NorthStar Realty), and

(2) 90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before NorthStar Realty timely files its tax return for the year and if paid on or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by NorthStar Realty, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that NorthStar Realty distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax at the regular corporate tax rates on the retained portion. NorthStar Realty may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, NorthStar Realty could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by NorthStar Realty. Stockholders of NorthStar Realty would then increase the adjusted basis of their NorthStar Realty stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.

If NorthStar Realty fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, NorthStar Realty would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. NorthStar Realty intends to make timely distributions so that it is not subject to the 4% excise tax.

It is possible that NorthStar Realty, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by NorthStar Realty for federal income tax purposes. See, for example, the discussion below of excess inclusion income under “– Taxable Mortgage Pools.” Other potential sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the CDO structure, which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, it might be necessary to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements, or to pay dividends in the form of taxable in-kind distributions of property.

NorthStar Realty may be able to cure a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in NorthStar Realty’s deduction for dividends paid for the earlier year. In this case, NorthStar Realty may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, NorthStar Realty will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

Beginning with the 2005 taxable year, if NorthStar Realty fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, NorthStar Realty could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “– Income Tests” and “– Asset Tests.”

If NorthStar Realty fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, NorthStar Realty will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which NorthStar Realty is not a REIT would not be deductible by NorthStar Realty, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders taxed as individuals will generally be taxed at capital gains rates and, subject to limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless NorthStar Realty is entitled to relief under specific statutory provisions, NorthStar Realty will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, NorthStar Realty will be entitled to this statutory relief. The private REIT, like NorthStar Realty, must meet all of the REIT qualification tests under the Internal Revenue Code set forth in “– Taxation of NorthStar Realty”. If the private REIT did not so qualify as a REIT, NorthStar Realty would also not qualify as a REIT.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business, by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. NorthStar Realty intends to conduct its operations so that no asset owned by NorthStar Realty or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of NorthStar Realty’s business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any particular property in which NorthStar Realty holds a direct or indirect interest will not be treated as property held for sale to customers, or that NorthStar Realty can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. NorthStar Realty does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if NorthStar Realty does receive any such income, it intends to make an election to treat the related property as foreclosure property.

Foreign Investments

To the extent that NorthStar Realty and its subsidiaries hold or acquire investments in foreign countries, taxes paid by NorthStar Realty in foreign jurisdictions may not be passed through to, or used by, its stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are treated as nonqualifying income for purposes of the 95% and 75% gross income tests, except that if certain technical requirements are met, foreign currency gains will be excluded from gross income for purposes of the 95% income test. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains recognized by NorthStar Realty directly or through pass-through subsidiaries, or that any such gains will not adversely affect NorthStar Realty’s ability to satisfy the REIT qualification requirements.

Hedging Transactions

From time to time, NorthStar Realty enters into hedging transactions with respect to its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that NorthStar Realty entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument during its 2004 taxable year to hedge its indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Commencing with the 2005 taxable year, income and gain from “hedging transactions” are excluded from gross income for purposes of the 95% gross income test, but are treated as nonqualifying income for purposes of the 75% gross income test. A “hedging transaction” includes any transaction entered into in the normal course of NorthStar Realty’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. NorthStar Realty is required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that NorthStar Realty hedges for other purposes, or to the extent that a portion of its loans is not secured by “real estate assets” (as described under “– Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. NorthStar has structured, and intends to continue to structure, any hedging transactions in a manner that does not jeopardize its status as a REIT.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Financing arrangements entered into, directly or indirectly, by NorthStar Realty could give rise to TMPs, with the consequences described in the next paragraph.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, in the case of a TMP that is a REIT, a portion of a REIT, or a disregarded subsidiary of a REIT. In that event, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. Although the Treasury Department has not yet issued regulations to govern the treatment of stockholders, a portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income”. This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. See “- Annual Distribution Requirements.” Moreover, the REIT’s excess inclusion income would be allocated among its stockholders. A stockholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%) (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders. To the extent that excess inclusion income were allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and should consult their tax advisors.

If a subsidiary partnership of NorthStar Realty (not wholly-owned by NorthStar Realty directly or indirectly through one or more disregarded entities such as the operating partnership) were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter NorthStar Realty’s REIT income and asset test calculations, and could adversely affect its compliance with those requirements. NorthStar Realty intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

In general, and except for CDO I, we currently own and expect to own 100% of the entities through which we make our equity investments. Such entities are and will be held through our private REIT so that they are qualified REIT subsidiaries of the private REIT, and their assets and liabilities are treated as assets and liabilities of our private REIT. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described above could apply.

Tax Aspects of Investments in Partnerships

NorthStar Realty holds investments through entities, including the operating partnership, that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. NorthStar Realty will include in its income its proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, NorthStar Realty will include its proportionate share of assets held by subsidiary partnerships. See “– Effect of Subsidiary Entities – Ownership of Partnership Interests.” Consequently, to the extent that NorthStar Realty holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect NorthStar Realty’s ability to qualify as a REIT, even though NorthStar Realty may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by NorthStar Realty in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of NorthStar Realty’s subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “– Taxable Mortgage Pools.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of NorthStar Realty and items of gross income of NorthStar Realty would change and could preclude NorthStar Realty from satisfying the REIT asset tests or the gross income tests as discussed in “– Asset Tests” and “– Income Tests,” and in turn could prevent NorthStar Realty from qualifying as a REIT. See “– Failure to Qualify,” above, for a discussion of the effect of the failure of NorthStar Realty to meet these tests for a taxable year. In addition, any change in the status of any of NorthStar Realty’s subsidiary partnerships for tax purposes might be treated as a taxable event, in which case NorthStar Realty could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any subsidiary partnership of NorthStar Realty acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of any existing book-tax difference to the other (i.e., non-contributing) partners. These rules may apply to the contribution by NorthStar Realty to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, NorthStar Realty could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause NorthStar Realty to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect NorthStar Realty’s ability to comply with the REIT distribution requirements discussed above.

State, Local and Foreign Taxes

NorthStar Realty and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. NorthStar Realty owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of NorthStar Realty and its stockholders may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by NorthStar Realty would not pass through to stockholders against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in NorthStar Realty securities.

PLAN OF DISTRIBUTION

We or a selling stockholder may sell the securities offered by this prospectus to or through one or more underwriters or dealers for public offering and sale by them or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We will not receive any proceeds from the sale of common stock by a selling stockholder.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We or a selling stockholder also may, from time to time, authorize underwriters acting as agents to offer and sell the securities to purchasers upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. In addition, any shares of common stock of selling stockholders that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. In addition, in connection with a sale of common stock by a selling stockholder, at the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. Each selling stockholder is responsible for paying any discount, commission, concession or other compensation associated with the sale of his or her common stock pursuant to this prospectus. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, and, if applicable, a selling stockholder to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Any securities issued hereunder (other than common stock) will be new issues of securities with no established trading market. Any underwriters, dealers or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

In connection with the offering of the securities described in this prospectus and an accompanying prospectus supplement, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of these securities may also create a “short position” for their account by selling more equity securities or a larger principal amount of debt securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Any underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of any debt securities, depositary shares, warrants or units issued under this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland, our Maryland counsel. The validity of any common stock or preferred stock issued under this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland, our Maryland counsel. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of NorthStar Realty Finance Corp. as of December 31, 2005 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NorthStar Realty Finance Corp. and Subsidiaries (the Company) as of December 31, 2004 and for the period from October 29, 2004 through December 31, 2004; and the combined statements of operations, owners’ equity, and cash flows of NorthStar Realty Finance Corp. Predecessor (the Predecessor) for the period from January 1, 2004 through October 28, 2004 and for the year ended December 31, 2003; the consolidated financial statements and schedules of ALGM I Owners LLC and Subsidiaries as of December 31, 2004 and for each of the two years in the period ended December 31, 2004; the financial statements and schedule of NorthStar Funding LLC as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by references in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a web site at “www.nrfc.com.” The information on our web site is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statements for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

(1) Annual Report on Form 10-K, as amended, for fiscal year ended December 31, 2005. (File no. 001-32330)

(2) Definitive Proxy Statement dated May 25, 2005.

(3) Current Reports on Form 8-K filed on January 13, 2006, February 6, 2006, March 17, 2006 (two filings), March 23, 2006, March 28, 2006 and April 10, 2006.

(4) The description of the shares of common stock contained in the Registration Statement on Form 8-A filed on October 25, 2004. (File no. 001-32330).

Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended and before termination of this offering or after the date of the initial registration statement and before effectiveness, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in this prospectus, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Albert Tylis, Esq., NorthStar Realty Finance Corp., 527 Madison Avenue, 16th Floor, New York, New York 10022, telephone number (212) 319-8801.

10,509,740 Shares

Common Stock

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PROSPECTUS SUPPLEMENT

May     , 2006

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Joint Book-Running Managers

Citigroup

Lehman Brothers

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Banc of America Securities LLC

Friedman Billings Ramsey

JMP Securities